                                                                     EXHIBIT 99L


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                COMPLETE APPRAISAL OF REAL PROPERTY

                ZENCO DE CHIHUAHUA, S.A. DE C.V.
                An Industrial Manufacturing/Warehouse Facility
                Carretera Pan Americana
                Parque Industrial Aeropuerto
                C.P. 32690
                Ciudad Juarez, Chihuahua, Mexico

                C & W Appraisal File No. 99-9011


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                IN A COMPLETE FORMAT

                As of January 13, 1998


                Prepared For:

                ZENITH ELECTRONICS CORPORATION
                Attention:  Ms. Beverly Wyckoff
                1000 Milwaukee Avenue
                Glenview, Illinois  60025

                Prepared By:

                CUSHMAN & WAKEFIELD OF ARIZONA, INC.
                Valuation & Consulting Services
                Suite 300
                1850 North Central Avenue
                Phoenix, Arizona 85004-4540

January 20, 1999



ZENITH ELECTRONICS CORPORATION
Attention:  Ms. Beverly Wyckoff
1000 Milwaukee Avenue
Glenview, Illinois  60025

Re:Complete Appraisal of Real Property
   Zenco de Chihuahua, S.A. de C.V.
   An Industrial Manufacturing/Warehouse Facility
   Carretera Pan Americana
   Parque Industrial Aeropuerto
   C.P. 32690
   Ciudad Juarez, Chihuahua, Mexico

Dear Ms. Wyckoff:

   In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Arizona, Inc., is pleased to transmit our report estimating the market value of the fee simple interest in the subject property as is.

   As specified in the Letter of Engagement, the value opinion reported is qualified by certain assumptions, limiting conditions, certifications and definitions, which are set forth in the report. This is a complete appraisal prepared in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

   This report was prepared for the client, and it is intended only for the specified use of the client. It may not be distributed to, or relied upon by, other persons or entities without written permission of Cushman & Wakefield of Arizona, Inc.

   The subject consists of a single tenant industrial building encompassing 904,000 square feet. The facility is utilized by a subsidiary of Zenith for the manufacturing and warehousing of televisions. The improvements were constructed in 1984 and are in average condition, with no major deferred maintenance noted.

Ms. Wyckoff
January 20, 1999
Page 2

   Because of the site size and placement of the improvements on the industrial site, we have allocated 44.215 acres for the building site and 32.346 acres as excess land that could be sold and developed with another industrial facility unrelated to the existing improvements.

   Michael L. Miller, MAI inspected the subject property and prepared the report. As a result of our analysis, we have formed an opinion that the market value of the fee simple estate in the manufacturing facility, which includes excess land valued at $5,280,000, subject to the assumptions, limiting conditions, certifications and definitions, as of January 13, 1998, is:

                            TWENTY MILLION DOLLARS
                                  $20,000,000

   This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and an Addendum.


Respectfully submitted,

CUSHMAN & WAKEFIELD OF ARIZONA, INC.


Michael L. Miller, MAI
Director
Valuation Advisory Services

                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS
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PROPERTY NAME:                  Zenco de Chihuahua, S.A. de C.V.

LOCATION:                       Carretara Pan Americana, Parque Industrial
                                Aeropuerto, C. P. 32690
                                Ciudad Juarez, Chihuahua, Mexico 185389

INTEREST APPRAISED:             Fee simple estate

DATE OF VALUE:                  January 13, 1998

DATE OF INSPECTION:             January 13, 1998

OWNERSHIP:                      Zenith

LAND AREA:
   BUILDING SITE:               44.215 acres, or 1,926,000 square feet
   EXCESS LAND:                 32.346 acres, or 1,409,000 square feet

ZONING:                         Industrial (assembly non-contaminants)

HIGHEST AND BEST USE
   If Vacant:                   Industrial development

   As Improved:                 Continued single-tenant industrial use


IMPROVEMENTS
   Type: Single-tenant industrial manufacturing and warehouse building

   Year Built:                  1984
   Type of Construction:        Tilt wall and masonry block with roof truss
                                system
   Gross Building Area:         904,000 square feet
   Condition:                   Average

 VALUE INDICATORS
  MARKET VALUE
    Cost Approach:              $27,900,000
       Land Value:
       Building Site            $ 5,590,000
       Excess Land              $ 4,090,000
    Sales Comparison Approach:  $20,000,000 (includes $4,090,000 in excess land value)
    Income Approach:            $31,330,000 (includes $4,090,000 in excess
                                land value)

                                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS
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VALUE CONCLUSION
   (INCLUSIVE OF EXCESS LAND):     $20,000,000

ESTIMATED MARKETING TIME:          12 to 18 months

SPECIAL LIMITING CONDITIONS:
   The appraiser conducted an appraisal on the subject in May of 1998. At that time, a market value estimate of $31,130,000 and a liquidation value of $28,500,000. The market value considered a 12 to 18 month marketing period, while liquidation value considered only a six-month marketing period. However, since that appraisal was conducted, a number of factors support a decline in the market value:

   1) A 25.0 percent decline in the value of the peso has occurred since the previous date of appraisal. This directly affects the value of real estate in Mexico.

   2) The world capital markets contracted substantially in October and November 1998. Although the capital markets are recovering, the contraction has still limited the number of potential purchasers (particularly REITs), increased the cost of loans (even though the prime interest rate has decreased) and made secondary markets, like Juarez, less desirable for real estate financing. Bob Burnand with Cushman & Wakefield's Financial Services Group indicated that real estate prices still remain 10 to 15 percent below those levels immediately prior to October 1998.

   3) At the time of the initial appraisal, we could find no industrial building over 300,000 square foot building had ever been marketed, much less sold in the entire country of Mexico. Our surveys included the largest brokerage firms throughout Mexico and those specific to Juarez. Further, we also surveyed the largest industrial developers in the country, and those active in Juarez. Because of the lack of large facility transactions, a great deal of subjectivity had to be employed in the previous analysis.

   However, since the initial appraisal, the subject building has been marketed for sale. A number of investors and potential users have looked into purchasing the property. Most of the investment purchasers expressed preliminary interest in the $13,000,000 to $15,000,000 range. However, only one potential user has made an offer for the subject, allocating $18,750,000 for the real estate. This tends to suggest that the market, even after considering the devaluation of the peso and the contraction in the capital markets, is requiring a larger discount for the building size than previously expected.

                                                          TABLE OF CONTENTS
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                                                                         PAGE
SUMMARY OF SALIENT FACTS AND CONCLUSIONS
INTRODUCTION............................................................   1
   Identification of Property...........................................   1
   Property Ownership and Recent History................................   1
   Purpose and Function of the Appraisal................................   1
   Scope of the Appraisal...............................................   1
   Date of Value and Property Inspection................................   2
   Property Rights Appraised............................................   2
   Definitions of Value, Interest Appraised, and Other Pertinent Terms..   2
   Legal Description....................................................   3
   Personal Property....................................................   3
   Reporting Guidelines.................................................   3
   Marketing Time.......................................................   3

REGIONAL ANALYSIS.......................................................   5
MAQUILADORA ANALYSIS....................................................  12
MAQUILADORA INDUSTRY....................................................  20
INDUSTRIAL MARKET ANALYSIS..............................................  24
NEIGHBORHOOD ANALYSIS...................................................  33

PROPERTY DESCRIPTION....................................................  35
   Site Description.....................................................  35
   Improvements Description.............................................  36

ZONING..................................................................  40
REAL ESTATE ASSESSMENTS AND TAXES.......................................  41
HIGHEST AND BEST USE....................................................  42
VALUATION METHODOLOGY...................................................  45

COST APPROACH...........................................................  46
SALES COMPARISON APPROACH...............................................  55
INCOME APPROACH.........................................................  63

RECONCILIATION AND FINAL VALUE ESTIMATE.................................  68
ASSUMPTIONS AND LIMITING CONDITIONS.....................................  70
CERTIFICATION OF APPRAISAL..............................................  72

ADDENDA.................................................................  73
Subject Photographs
Legal Description
Building Plans
Qualifications of Appraiser

                                                              INTRODUCTION
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   IDENTIFICATION OF PROPERTY

   The subject property is known as the Zenco de Chihuahua, S.A. de C.V., a subsidiary of Zenith. The improvements consist of an industrial manufacturing/warehouse building totaling 904,000 square feet of gross building area. The site contains 76.561 acres, which we have allocated as 44.215 acres for the building site and 32.346 acres of excess land, which can be sold separately. The physical address is Carretara Pan Americana, Parque Industrial Aeropuerto, C. P. 32690, in the city of Ciudad Juarez, state of Chihuahua, Mexico.

   The subject property, situated within an established industrial park in the southwest quadrant of the city of Ciudad Juarez. The subject has immediate access to Carretera Pan Americana (Pan American Highway), a major thoroughfare in the city. The neighborhood is predominantly industrial with residential interspersed throughout.

PROPERTY OWNERSHIP AND RECENT HISTORY

   The subject site was acquired by the current owners prior to 1984 and subsequently constructed the improvements in 1984. Minor interior remodeling has periodically occurred as demands on manufacturing have changed. No prior sales, listings, or offers are known to have occurred in the last three years.

PURPOSE AND FUNCTION OF THE APPRAISAL

   The purpose of the appraisal is to provide an estimate of the market value of the fee simple interest in the subject property as is. At the request of the client, we have estimated the liquidation value of the subject property. This assumes a six-month sale period, which is less than the estimated marketing period if sold at the market value previously noted. It is our understanding the appraisal will be utilized to assist in making management decisions relative to financing.

SCOPE OF THE APPRAISAL

   In the process of preparing this appraisal, we:

 .  Inspected the building and site improvements with the production manager.
 . Drove every major street in the community and inspected all large commercial, industrial and office facilities and all industrial parks within the community.
 .  Conducted market research and analysis regarding the socio-economic makeup of the country and the specific community where the subject is located.
 . Prepared specific interviews and reviewed business and industrial overviews prepared by Cushman & Wakefield of Mexico, Northern Mexico's regional economic centers, real estate brokers, and industrial developers in order to prepare a comprehensive overview of the maquiladora market.
 . Conducted market research and analysis of occupancies, asking rents, concessions, and operating expenses at competing properties. These included phone conversations with industrial park managers, the individual maquiladora production managers, area real estate brokers in the U.S. and throughout Mexico. Further, we reviewed publications put out by the State, the local economic development council and the U.S. sister city.

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                                                              INTRODUCTION
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     . Conducted market inquiries into recent sales of similar properties to ascertain sales prices per square foot and capitalization rates. This included reviewing all potential commercial and industrial transactions in the community, a regional search in the City, State and a national search of potential leases and sales

 . Reviewed specific construction costs of projects recently completed, under construction and proposed in order to substantiate a replacement cost estimate. A land value estimate through a comparison of recent land sales was conducted and after depreciation, used to derive a value via the Cost Approach.

DATE OF VALUE AND PROPERTY INSPECTION

   The date of value is January 13, 1998, the same as the date of inspection.

PROPERTY RIGHTS APPRAISED

   Fee simple estate and liquidation value based on a six month marketing period.

DEFINITION OF MARKET VALUE

   The definition of market value taken from the Uniform Standards of Professional Appraisal Practice, 1994 Edition, published by The Appraisal Foundation, is as follows:

   The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

   (1) Buyer and seller are typically motivated;
   (2) Both parties are well informed or well advised, and acting in what they consider their own best interests;
   (3) A reasonable time is allowed for exposure in the open market;
   (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and
   (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

     EXPOSURE TIME

     Under paragraph 3 of the Definition of Market Value, the value estimate presumes that a reasonable time is allowed for exposure in the open market. Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

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                                                              INTRODUCTION
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   The following definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by The American Institute of Real Estate Appraisers (now known as The Appraisal Institute), are as follows:

     FEE SIMPLE ESTATE

     Absolute ownership unencumbered by other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power and escheat.

     MARKET RENT

     The rental income that a property would most probably command in the open market; indicated by the current rents paid and asked for comparable space as of the date of the appraisal.

     CASH EQUIVALENT

     A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

     MARKET VALUE AS IS ON APPRAISAL DATE

     The value of specific ownership rights to an identified parcel of real estate as of the effective date of the appraisal; related to what physically exists and is legally permissible and excludes all assumptions concerning hypothetical market conditions or possible rezoning.

LEGAL DESCRIPTION

   A legal description is found the Addenda.

PERSONAL PROPERTY

   There is no noted personal property associated with the operations of the subject property that would require value consideration in the analysis of the real estate.

REPORTING GUIDELINES

   Throughout this report, all figures will be reported in United States (US) dollars, unless specifically specified as pesos. All sizes will also be reported in square footage or in acres.

MARKETING TIME

   Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. (Marketing time is subsequent to the effective date of the appraisal, while the previously note exposure time is presumed to precede the effective date of the appraisal.)

   The estimate of marketing time uses some of the same data analyzed in the process of estimating the reasonable exposure time, and it is not intended to be a prediction of a date of sale.

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                                                              INTRODUCTION
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   Our estimate of an appropriate marketing time for the subject relates to a sale of the property in its as-is condition. Based on our assessment of the local real estate market and economic forces in general, coupled with discussions with local and regional brokers and buyers/sellers of industrial projects similar to the subject, we have concluded that the probable marketing period for the subject property in today's environment would be 12 months.

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                                                        REGIONAL ANAYLSIS
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   Since real estate is an immobile asset, economic trends affecting its locational quality in relation to other competing properties within its market area will also have a direct effect on its value as an investment. To accurately reflect such influences, it is necessary to examine the past and probable future trends that may affect the economic structure of the market area and evaluate the impact on the market potential of the subject.

REGIONAL AND LOCAL INFLUENCES

   Mexico is a country struggling to modernize its infrastructure and reform its political system. Although changes have been made, the process has been slow. The joining of GATT known today as the World Trade Organization (WTO) in 1987 began the process of Mexico joining the free world. The signing of the North American Free Agreement (NAFTA) in 1994 set in motion the reduction of tariffs between Mexico and the United States. Since then Mexico has signed several free trade agreements in Central and South America. The involvement of other political parties besides the Partido Revolucionario Institucional (PRI) in the governing of Mexico has created greater participation by the people. However, problems persist in the southern states, such as Chiapas, where the indigenous people continue to demand a voice in the political process.

   Since the devaluation of the peso in 1994, Mexico has been attempting to create stability in the financial markets. Over the last 20 years Mexico has devalued its currency every six years. The massive $52 billion financial aid package the United States and the International Monetary Fund loaned Mexico in 1995 created greater restrictions on the country's federal reserve bank. Since then the pesos has floated freely. In order for Mexico to succeed, the corruption must be uprooted and the judicial system reformed. Nevertheless, Mexico's close proximity to the United States, its young, inexpensive labor force and natural resources creates a great opportunity in tourism and manufacturing that still have not been met.

ECONOMY

   Latin American countries, especially those considered mature emerging markets, held a profitable position during 1997. The Wall Street Journal classified Latin America as the zone which generates the world's highest profits, with Mexico categorized as a mature emergent market. By the close of 1997, almost $12 billion in international investments occurred in all of Mexico, establishing the country as the third most popular country for foreign investment. The GNP grew by 7.3 percent versus the government's 5.2 percent projection. The inflation rate was 15.72 percent.

   Mexico is the largest Spanish speaking country in the world. With respect to land area, it is the third largest country in Latin America and the thirteenth largest in the world. The United States is Mexico's largest trade partner, and Mexico is the third largest trade partner of the United States after Canada and Japan. The approval of NAFTA in 1994 between Mexico, the United States and Canada created the largest and most lucrative trade zone in the world, with a market of more than 400 million consumers. As other Latin American countries continue to grow economically and are incorporated in free trade agreements with Mexico, the Mexican economy will incur the most benefits due to its central location and recent stabilized economy.

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   The economy in 1996 and 1997 was presented with a slow but constant recuperation. At the beginning of 1995, a 30 percent devaluation of the peso/dollar exchange rate was projected. But due to strong economic indicators in the second part of the year, the peso stabilized and created a stimulating force for accelerated recuperation, surpassing many previous predictions surrounding the country's capacity for recovery. Further, in 1997, Mexico reduced its short term external debt.

   Mexico City remains as the most expensive city in the country. Conversely, the city possessed the largest number of industrial and commercial establishments, as well as representing approximately 30 percent of the average GNP. Moreover, according to the American Chamber of Commerce, most companies reported domestic sales volume increased during 1997, with almost one-third indicating net operating profits had increased by more than 30 percent.

   However, the real consumer buying capability has grown more slowly. Santander, a Spanish banking group, predicted a consumer growth of around 2.5 percent for the year's end, and a jump in sales of approximately 10 percent, in comparison to the previous year.

   After World War II, Mexico based its economic growth on a system of import-substituting industrialization. Barriers to imports protected domestic products from foreign competition. Although the economy grew at average annual rates of 6 percent in the 1950s and 1960s, the limits to the import substitution model were all too apparent by the 1982 crisis. With booming oil prices and foreign borrowing or deficit spending foreclosed, the De la Madrid government began to open one of the world's most closed economies to competition and to cut back the role of the state in economic activity.

   The next president, Carlos Salinas de Gotari (1988-94), stepped up the pace of this policy, privatizing many government industries and the banks, which had been nationalized in 1982 by De La Madrid's predecessor, Jose Lopez Portillo.

   On January 1, 1994, Mexico entered the North American Free Trade Agreement (NAFTA) with the U.S. and Canada, further reducing barriers to trade with Mexico for U.S. and Canadian companies and removing many restrictions of foreign investment.

   The transformation of the economy begun by the De la Madrid administration and accelerated during the Salinas six-year presidential term brought inflation down from 159.2 percent in 1987 to 7 percent in 1994 and produced an average annual growth rate of 3 percent between 1985 and 1994. Mexico, the darling of the international financial community, seemed poised to take full advantage of its recently granted membership in the Organization for Economic Cooperation and Development (OECD).

   In 1994, a presidential election year, several social and political problems in Mexico shook investor confidence. Organized uprisings among indigenous groups in Chiapas, the assassination of the Institutional Revolutionary Party (Partido Revolucionario Institucional, PRI) presidential candidate Luis Donaldo Colosio and the murder of PRI Secretary General Jose Francisco Ruiz Massieu, all sent tremors through Mexican financial markets.

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                                                        REGIONAL ANAYLSIS
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   A massive exodus of capital precipitated a balance of payments crisis. Without capital inflows, Mexico could no longer sustain a current account deficit the size of 1994's; about 8 percent of GDP. The country's reserve position left the government with no other option than to let the peso float. Fondo Bancario de Proteccion al Ahorro (FOBAPROA), the Mexican equivalent of the
U. S. FDIC, has since taken $43 billion in real estate properties as the result of the previous pesos devaluation and is now responsible for management and disposition.

   The harsh, painful adjustment sparked by the devaluation (on December 19, 1994 a dollar cost 3.4 pesos; at the end of 1995 it cost 7.7 pesos) and the economic policies required to forestall falling back into the vicious devaluation/inflation spirals of the past provoked the sharpest economic contraction since the Great Depression.

   The economy began to recover by late 1995, accelerated rapidly in 1996 with growth of over 5 percent for the year and declined to 4.5 percent for 1997. It is expected that this growth will end 1998 at 4.0 percent annual growth. In addition, exchange rate volatility has since eased and inflation has fallen from an annual rate of over 51.9 percent in the aftermath of the devaluation to 27.7 percent at the end of 1996. By May 1997 inflation fell below 1 percent per month for the first time since December 1994. Inflation ended 1997 at 16.0 percent and is estimated at 11.5 percent in 1998.

   The recovery was, however, unevenly distributed. On the external side improvement was immense. Besides overcoming the liquidity crunch, Mexico succeeded in shifting a large trade deficit of $6.4 billion in 1994 to a surplus of more than $6.4 billion in 1996. Mexico's access to international markets was restored in mid-1995 when the Mexican authorities took advantage of the opportunity to issue market debt in order to prepay the rescue package. By January 1997, the portion of the rescue package owed to the United States was repaid in full and $5 billion of the $12.4 billion owed to the IMF was pre-paid. Mexico was also able to build up foreign exchange reserves to pre-crisis levels, from $4 billion in January 1995 to $22 billion on July 18, 1997. The current account deficit also shrunk from over 7 percent of GDP in 1994 ($30 billion) to
0.4 percent in 1996 ($1.4 billion).

   As the United States' third largest trading partner, Mexico represents a thriving market for U.S. products. Not only does Mexico offer a large market for intermediate and capital goods produced in the U.S. and Canada, but it also offers a growing market for consumer goods.

   Intermediate goods, such as parts, supplies and raw materials used in manufacturing, account for 78.8 percent of imports, and capital goods, such as manufacturing equipment, account for 78.8 percent of imports, and capital goods, such as manufacturing equipment, account for another 13.4 percent. The fact that these two groups compose over 92 percent of Mexico's imports reflects the country's developing industrial base. Among the main importers of these goods are Mexico's manufacturing and maquiladora industries and the Mexican government.

   Although Mexico was hit by a severe economic crisis in 1995/96, its huge consumer market is beginning to show signs of strong recovery. Due to the introduction of free market

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   policies and the recent expansion of many well-known retail chains in Mexico, consumers are enjoying access to a wide variety of foreign goods and services.

GOVERNMENT PRIVATIZATION

   From 1997 until 2000, most of Mexico's remaining public transportation will be privatized, including fifty-eight airports, nine ports, five rail concessions and a dozen municipal transit systems. The long-distance telecommunications market has already been opened to competition. In 1997, the government announced a $100 billion toll road modernization program, $15-20 billion of which will be invested before the year 2000 to modernize Mexico's transportation infrastructure. Mexico's government sustained IVA (Impuesto al Valor Agregado) at 15 percent and adjusted its budget for 1998 due to fluctuations of oil prices, because oil is Mexico's main export product.

   Mexico privatized billions of dollars in state-owned industries in the 1990's, and began a steady process of opening trade that culminated with the approval of NAFTA. However, continued progress on privatizations has been slow and cumbersome. A Mexican-US rail consortium, Transportacion Ferroviaria Mexicana (TFM), only recently took control of Mexico's most important railway line in a $1.4 billion deal that completed the country's most difficult sell-off. The long-awaited petrochemical privatization was watered down last year. The state-owned airports are next on the list to be sold.

   A $100 million investment was recently announced by the government for a railroad modernization program, with an estimated $15 to $20 billion to be invested before 2000 to modernize Mexico's transportation infrastructure.

TRENDS

   The government's new National Program of Financing for Development 1997-2000 (Programa Nacional de Financiamiento de Desarrollo, Pronafide) is the first multiyear plan and has broadened the range of policy goals to include targets for national savings, social welfare expenditures and educational attainment. It is designed to ensure GDP growth of 5.6 percent by the year 2000. To achieve this goal, the plan calls for raising the country's total savings rate (internal savings, external savings and depreciation rate) by more than four percentage points to 25.5 percent of GDP in 2000 from 20.9 percent in 1996.

   According to government and industry statistics, private consumption is in fact on the rebound, albeit at a meager rate--2 percent in the first quarter of the year. Overall consumption rose 4.5 percent in 1997.

   In preparation for increased demand, companies in 1999 will continue to expect to invest more. In 1997 alone, companies poured 44 percent more into physical plant improvements and expansion, acquisition of new businesses, real estate, research and development, and personnel training than they did in 1996. In 1997, respondents increased investment in these areas by an additional 32 percent.

EMPLOYMENT PROJECTIONS

   Reflecting the trends in sectoral performance, manufacturing companies will experienced investment level increases at a slower pace in 1997 (44.5 percent) and 1998 (26.7 percent)

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   than in 1996 (57.4 percent). 1996 was one of the first years when the sector's strongest members first looked beyond the frail domestic market and focused their eyes on the lucrative export market. The bulk of investment in this sector will be seen in the expansion and construction of new physical plant and the acquisition of equipment.

   The services and retail sectors on the other hand saw 1997 as the "get-ready" year. Service-oriented companies geared up for greater business by investing an average of 56.1 percent more than in 1996. As could be expected, the vast majority of the sector's investment (72.4 percent) was in the training of its workforce to provide better-quality service.

   The retail sector, one of the most affected by the travails of the economic recession, is betting on slow but sure increased consumption levels between now and the end of the six-year presidential term, or sexenio, by investing more in new facilities and employee training. Survey respondents to the American Chamber of Commerce study indicated investment in the sector grew by an average of 31.3 percent in 1997 and an additional 24.9 percent in 1998. Fully half of respondents belonging to the sector indicated they are channel funds toward the construction of new facilities. Confirming this data, the country's retail trade association, the ANTAD, said its members invested a total of $2.95 billion in new and expanded stores over the last two years. An even greater number of respondents (69.2 percent), however, said they invested more to train their human resources--a sign that greater competition has forced retailers to provide not only better choices and prices, but also better service.

   Companies in all three sectors also supported their growth with new employees as well. Manufacturers and service companies increased their workforces by an average of 43 percent in 1997, and by 51 percent in 1998. Retailers hired 9.1 percent more workers in 1998 and 9.5 percent more in 1998. The government estimates that close to one million new jobs were created in 1998 alone. Overall, the employment outlook is extremely bright and should continue to grow above U.S. levels.

INFRASTRUCTURE

   We have provided an overview of the transportation and utility infrastructure of the community in order to provide further insight into the economic viability of the country.

AIRPORTS

   Mexico boasts the most highly developed airport infrastructure in Latin America with 83 public airports, of which 53 are international. Mexico has 32 international agreements that permit reciprocal service to 12 countries throughout the Americas, 13 in Europe and seven in Asia. Deregulation in recent years warranted an increase in the number of carriers, route expansion, more competitive pricing and a growing number of passengers. Privatization of Mexico's 58 existing airports, in groups of two or three, began in the second quarter of 1997.

PORTS

   Mexico has a total of 76 seaports and nine river ports. Of those, 22 ports are located in the country's major production and consumption centers, and handle the bulk of national and international activity. The remaining ports are dedicated to fishing and tourism. Port activity is highly concentrated in six ports: Salina Cruz, Lazaro Cardenas, Manzanillo on the Pacific Coast and Coatzacoalcos, Veracruz and Tampico/Altamira on the Gulf of Mexico. Total cargo traffic

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   through the port network increased 25.8 percent from 1996 to 1997, with significant increases in both imports and exports.

HIGHWAYS

   Mexican highways are divided into toll roads and toll-free roads. About one third of the overall highway system is paved. Most of the paved roads are part of the federal highway system, which between 1989 and the end of this decade will have increased by over 70 percent. Toll highways are generally four lanes, modern and quite costly. In contrast, toll-free roads are usually two lanes and in poor condition. The government maintains the country's web of toll-free roads whereas the network of toll highways is operated by the Office of Federal Bridges and Roads (Caminos y Puentes Federales, Capufe) or by private concessionaires. Rural roads still represent an important element of regional and local transit.

TELEPHONES

   Telmex, once a government-owned monopoly, was privatized in 1991 and is now the fastest-growing telephone company in the world. The concession granted to Telmex in 1990, defined the company's operating areas and set clear service targets. The concession permitted the new owner a near monopoly for six years, but competition for long distance services began in August 1996 and the bidding on local frequencies began in October 1997. The long distance telephone networks in Mexico are mostly fiber optic and totally digital. Local switching is also digital and is more widespread than in many developed countries.

WATER

   The National Drinking Water and Sewage Program (Programa Nacional de Agua Potable y Alcantarillado), launched in 1990 by the National Water Commission Comision Nacional del Agua, CNA), achieved nearly 100-percent availability of potable water in medium-sized cities by 1992. It also increased the sewage treatment coverage by one third, reaching 90 percent in major cities and 80 percent in medium-sized cities. Nonetheless 16.4 percent of the Mexican population does not have access to potable water and 33.0 percent do not have adequate sewage.

   Water experts estimate that approximately $7 billion will be needed to complete and expand current water projects and to construct new wastewater collection and treatment systems. Since federal and local government budget allocations for water projects are insufficient, much of the funding will need to come from private sources of financing.

DEMOGRAPHICS

   Presently, nearly 42 million of the 95 million Mexican citizens live in poverty, with the national minimum wage at $26.45 pesos per day (approximately $3.23 U.S.). Less than 20 percent of the population earns more than $5,125 pesos per month ($625 U.S. per month). Furthermore, the World Bank estimated that 42 percent of Mexico's economic population is employed in the informal sector.

   Approximately 56.8 percent of the Mexican population is under the age of 25 years, and six of every 10 citizens reside in cities. However, this trend is changing, as the growth rate of the four main Mexican cities decreased to 1.8 percent from the 2.0 percent national average. One of the biggest problems facing communities is adequately housing residents.

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                                                        REGIONAL ANAYLSIS
-----------------------------------------------------------------------------

   Consorcio ARA, residential developers, reported Mexico's housing deficit was calculated at around six to eight million residences. In order to meet the basic demands of the rapidly growing population, the housing inventory will have to grow by roughly 777,000 units per year. During the past year, the metropolitan areas averaged 4.52 residents per unit, slightly below the national average of
4.65 residents per unit. Meanwhile, 86 percent of metropolitan housing stock has access to water, and 84 percent has access to sanitary services and drainage. However, nearly one million homes do not have electricity and/or potable water, although the percentage of homes with electricity rose from 58.9 percent to 93.2 percent between 1970 and 1995.

SCHOOLS/EDUCATION

   There are many private institutions that offer quality education from kindergarten to university. Many of them are bilingual, with the best institutions concentrated in the economic centers of Mexico City, Guadalajara and Monterrey.

SUMMARY

   The common border of Mexico with the United States represents a unique locational perspective that in the long term will benefit both countries. Mexico is replacing many far east countries as a preferred manufacturing location, and for good reason. Labor costs are similar and transportation costs are reduced to North and South American countries. Additionally, the labor market is becoming well schooled, with recent developments consisting of state of the art facilities where skilled labor savings can also be found.

   Mexico is taking the appropriate steps to become a free market society that can effectively operate in a global economy. Society and government has reacted positively to these changes, thus Mexico should remain one of the fastest growing economies, with some of the highest profit potentials, of any country in the world.

   Near term forecasts project continued government and economic growth, at reasonable levels. Population forecasts slightly above 2.0 percent are expected, while growth in housing should substantially exceed this level due to current inadequate supply. Municipal services will continue to expand and the monetary system is expected to remain stable, with future inflation increases anticipated at five to eight percent annually. Further, foreign investment will remain at some of the highest levels of any country in the world.

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                                                    MAQUILADORA ANYLYSIS
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   In this analysis, we will analyze the business of manufacturing within Mexico, then detail an overview of the industrial market within the community and the maquiladora market in specific. A maquiladora is defined as an in-bond light manufacturing facility located in Mexico. It is typically associated with a company's raw materials being transported to the maquiladora where the product is manufactured, then the finished product is shipped to the retailer or consumer.

MANUFACTURING IN MEXICO

   Mexican manufacturers generally range from small to medium-size companies. Of the country's almost 120,000 manufacturing companies, approximately 98 percent are micro, small or medium-size businesses, all with fewer than 250 employees. However, almost all materials used to manufacture chemical products, electrical and electronic components, textiles and footwear are imported from the U.S. Less than 2 percent of these materials are produced in Mexico.

   U.S. companies in Mexico purchase more raw materials from the U.S. than from Mexico, which means U.S. companies tend to have the inside track for supplying materials to their Mexican subsidiaries and other U.S. companies in Mexico. Buying criteria, such as terms of payment, quality standards and delivery time, are similar to U.S. standards. The top 10 states in terms of the number of medium and large manufacturing operations are:

            1. The State of Mexico
            2. The Federal District
            3. Nuevo Leon
            4. Baja California Norte
            5. Chihuahua
            6. Jalisco
            7. Guanajuato
            8. Coahuila
            9. Puebla
           10. Tamaulipas

THE MAQUILADORA INDUSTRY

   Maquiladora plants are twin plants that utilize imported basic American products and convert them into the finished export merchandise ready for U.S. and international retailers. This allows American firms to compete with other foreign companies. The majority of the 300 maquiladora companies that in recent years have been establishing themselves in northern cities like Mexicali and Ciudad Juarez are export companies. In the Baja region of central Mexico, larger manufacturers rely on large developers like Hines and Group Accion to set up infrastructure and construction so exporting can go straight from Mexico to the desired country. In northeast Mexico, large developers like Finsa and a subsidiary of Security Capital (a real estate investment trust) form the bulk of new construction activity. They have just recently provided management of the business operations in addition to facility construction. Regardless of the location, these frontier communities did not previously have an established public information sector or private brokerage firm to provide companies with the various locational

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                                                    MAQUILADORA ANYLYSIS
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and business opportunities available to them. Thus, companies had to rely on specific economic districts and the industrial park land owners for information. Mexico's maquiladora industry continues its dynamic growth rate. This 32-year old program is now Mexico's second largest source of foreign exchange revenue, in excess of $6 billion. Maquiladora exports represent 45 percent of the total Mexican manufactured exports. Maquiladoras started 1997 with a growth rate exceeding 1996's by 16.7 percent, and it is projected that this growth rate will remain constant throughout 1998. In comparison, the non-maquiladora manufacturing sector is growing at a rate of 7.3 percent. From January to June 1997, the Mexican government approved permits for 283 new maquiladoras resulting in 23,902 direct jobs. In total, there are currently 3,650 maquiladoras in Mexico, accounting for more than 920,412 direct jobs. The new maquiladoras represent the entire gambit of manufacturing procedures, including textiles, furniture, automotive components, toys, sporting goods and chemicals.

                      SUMMARY OF THE MAQUILADORA INDUSTRY
                              MARCH 31, 1996                 JUNE 31, 1997
                              --------------                 -------------
     Number of plants            2,288                            3,650
     Number of jobs            710,268                          920,412


   It is obvious this industrial market is expanding at a rapid pace; in fact, it is exceeding the expansion of some of the fastest growing U.S. communities. The industrial growth for maquiladoras versus the growth of the Mexican economy is summarized below.

                                   INDUSTRY GROWTH
                                   MAQUILADORAS           NATIONAL AVERAGE
                                   ------------           ----------------
     First Quarter 1997               14.2%                     5.7%
      Breakdown by Location
       Border Region                  76.6%
       Interior                       23.4%


   Recent trends indicate that of the new additions to the market, greater numbers of maquiladora plants have moved from the border areas to the interior of Mexico. This trend is generally due to the improvement of transportation infrastructure, facilitating the export of maquiladora-manufactured goods and enhancing access to the border region and the U.S. market. Also, many maquiladora employers are finding lower turnover rates in the interior cities of Mexico, such as Durango, Puebla, Queretaro and Yucatan. We have tracked the building permits for new maquiladoras in the states of Baja California, Coahuila, Chihuahua, Federal District, Guanajuato, Mexico, Nuevo Leon, Puebla, Sonora, and Tamaulipas (shown in order from bottom to top). As can be seen, Baja California and Chihuahua rank number one and two in total building permits. Also, construction activity in Baja California, Coahuila, Federal District, Guanajuato, Nuevo Leon, and Tamaulipas increased in 1997 over 1996 levels. More non-North American investment is anticipated. With the passage of NAFTA and the strict rules of origin, goods manufactured in North America have preferential treatment as tariff and non-tariff barriers are eliminated for the signatory countries. These rules have encouraged Asian and European firms that want to be competitive in the North American market to invest in one of the signatory countries. For example, Daimler Benz from Germany has invested in both the U.S. and Mexico and Daewoo from Korea in Mexico.

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                                                    MAQUILADORA ANYLYSIS
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                            NEW MAQUILADORA PERMITS
                      January-June 1996/January-June 1997

                             [GRAPH APPEARS HERE]


    Investments are finally targeting the Mexican market. The maquiladora program was originally designed to allow the duty-free entry into Mexico of parts and components which would then undergo some portion of the manufacturing process and finally be re-exported with duties assessed only on the value added. Until 1994, sales in Mexico from maquiladoras were strictly controlled and essentially not permitted. However, since 1995, under the revised Federal Decree for the Promotion and Operation of Maquiladora Export Industry (Decreto para el Fomento y Operacion de la Industria Maquiladora de Exportacion), a maquiladora can sell up to 65 percent of its total production in the Mexican market. This percentage will increase over the next five years until 2001 when maquiladora sales in the domestic market will have no limits. This option adds a new dimension to the long-term strategies for existing maquiladoras and potential new investment.

   While turnover is still extremely high, efforts to reverse this trend are slowly showing results. Companies are trying a variety of incentives to retain employees, from cash bonuses based on production to more creative incentives, such as giving away popular consumer products. Companies that invest in employee incentives, meal programs, medical benefits and social programs are having turnovers as low as many U.S. companies.

   According to March 1997 figures, the average daily salary of maquiladora personnel was $105.21 pesos (approximately US$13), approximately four times the national average daily wage. Obviously, this rate is competitive with many Asian countries and well below U.S. and Canadian levels. As such, this provides companies with high labor costs significant cost savings when relocating manufacturing to Mexico. However, as will be discussed in more detail within the Cost Approach section of this report, building costs are similar to or higher than U.S. costs due to the lack of speculative buildings added to the market. This provides no measurable savings in the warehousing of goods compared to the U.S.

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                                                    MAQUILADORA ANYLYSIS
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   The economic recession of 1995 in Mexico, during which the peso lost over 50 percent of its value, brought domestic growth and investment to a drastic halt. But it also had the impact of lowering the costs of operation for those foreign firms which have revenue in foreign currency. While the rest of the Mexican economy experienced negative growth rates, the export sectors, primarily the maquiladora industry, experienced positive growth rates. In the Maquiladora market, rents have the option to be paid in pesos and/or dollars. Typically, rent is paid in dollars and management fees in pesos. Additionally, most foreign companies form a joint venture with a Mexican national, or a Mexican company, to provide a slightly more favorable tax treatment. Salaries are typically also paid in pesos, except for the production managers and executives, who are paid in dollars. Historically, salaries were paid in cash, but companies are now installing ATM in their facilities and employees have the ability to collect all or a portion of their paycheck and bank the rest. This is an interesting transition, as it is extremely important to the long-term economic viability of the people that personal savings increase.

   In the wake of the previous crisis, the prospects for investment have a long-term positive prospectus. Efforts need to be dedicated to ensuring that infrastructure limitations at the border do not impede the flow of goods and people both north and southbound. As trilateral trade among the signatory members of NAFTA exceeds $400 billion, 70 percent of which crosses from one country to the other through the land-based ports of entry (truck and/or rail), there needs to be a trilateral approach to developing and enhancing north/south trade corridors. This currently is a difficult and time consuming process.

                                               IMPORT AND EXPORT COMPARISONS
==================================================================================================================
                                                                                         Jan.-June
                         1995               %            1996             %               1997                 %
==================================================================================================================
U.S. EXPORTS
------------
Mexico                      46,292         7.92         56,792          9.09              32,715           9.63
Canada                     127,226        21.76        134,210         21.47              75,195          22.13
Non-NAFTA Countries        411,224        70.32        434,076         69.44             231,866          68.24
                           -------        -----        -------         -----             -------          -----
Total                      584,742          100        625,075           100             339,776            100
U.S. IMPORTS
------------
Mexico                      62,101         8.35         74,297          9.34              40,923            8.3
Canada                     144,370        19.42        155,893         19.60              83,952          20.05
Non-NAFTA Countries        537,072        72.23        565,099         71.06             291,732          71.65
                           -------        -----        -------         -----             -------          -----
Total                      743,543          100        795,289           100             416,607            100
==================================================================================================================
MEXICAN EXPORTS
---------------
U.S.                        66,273        88.32         80,540          83.9              44,538          84.97
Canada                       1,987          2.5          2,171          2.26               1,087           2.07
Non-NAFTA Countries         11,282        14.18         13,289         13.84               6,795          12.96
                           -------        -----        -------         -----             -------          -----
Total                       79,542          100         96,000           100              52,420            100
MEXICAN IMPORTS
---------------
U.S.                        53,902         74.4         67,555         75.51              37,504          74.52
Canada                        1,34         1.90          1,744          1.95                 932           1.85
Non-NAFTA Countries        17,1777        23.70         20,170         22.54              11,893          23.63
                           -------        -----        -------         -----             -------          -----
Total                       72,453          100         89,469           100              50,329            100
===============================================================================================================

   Source: Banco de Mexico and U.S. Department of Commerce

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                                                    MAQUILADORA ANYLYSIS
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   Regardless of NAFTA, Mexico is negotiating for other trade agreements. Similar types of agreements with five other countries have been consummated and are just beginning with the European Union and Mercosur (consists of Brazil, Argentina, Paraguay and Uruguay and is seen as one of the fastest growing trade accords in the world). When these negotiations are concluded in 1998, the European Union could easily replace the U.S. as Mexico's largest trading partner.

   The National Foreign Investment Commission (Comision Nacional de Inversiones Extranjeras, CNIE) within the Secretariat of Commerce and Industrial Development (Secretaria de Comercio y Fomento Industrial, Secofi) regulates foreign investment and can authorize majority foreign investment in areas in which foreign capital cannot automatically exceed 49 percent.

CHANGES TO THE FOREIGN INVESTMENT LAW

   Recent amendments to Mexico's Foreign Investment Law further liberalize the regulation of foreign investment in Mexico to conform with recent privatization initiatives and consolidate relevant provisions previously found in other laws and regulations. Certain reporting and procedural requirements are clarified and, in some instances, relaxed. Additionally, in many cases in which prior government approval is still required, it is deemed to have been granted if not denied within a specified time frame. The most significant changes to foreign investments are as follows:

   * For the first time, foreign entities may directly acquire land, provided it is outside Mexico's restricted zones (coastal and border areas).

   * The calculation of foreign investment in a restricted enterprise will no longer take into account minority foreign participation in the entity or entities which own or would own such enterprise, provided such entities are controlled by Mexican nationals.

   * Limits on foreign investment in financial group holding companies, banks, stock brokerage houses and stock market specialists are raised from 30 percent to 49 percent, although Mexican laws regulating financial institutions permit U.S. and Canadian financial institutions to own up to 100 percent of qualified Mexican affiliates and acquire up to 100 percent of all but Mexico's three largest financial institutions. The foreign investment limit applicable to companies formed to manage Mexico's newly-created retirement funds (Afores) is set at 49 percent.

   * The types of basic telecommunications services subject to the 49 percent limit on foreign investment have been clarified by tying the limitation of services which require the award of a government operating concession, with the exception of cellular telephone services, which can exceed such percentage with prior approval from the CNIE.

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   * With prior governmental approval, entities with majority foreign investment may now participate in the bidding for the privatization of the operation of Mexico's airports, telecommunications, satellites and railroads.

   A summary of foreign investment characteristics indicate the U.S. generates the highest investment, followed by Canada and The Netherlands. To date, this investment totals $5.646 billion.

                   DISTRIBUTION OF DIRECT FOREIGN INVESTMENT
                          BY COUNTRY OF ORIGIN (1996)

                       --------------------------------
                       COUNTRY
                       --------------------------------
                       United States           66.0%
                       Canada                   8.7%
                       The Netherlands          5.8%
                       India                    5.1%
                       Germany                  2.9%
                       Japan                    1.7%
                       France                   1.2%
                       Switzerland              1.2%
                       --------------------------------

              Source: Secofi, General Office of Foreign Investment

ACQUISITION OF MEXICAN COMPANIES

   There are no restrictions on the purchase of up to 40 percent, or a lower percentage allowed for restricted activities, of the capital of companies controlled by Mexicans at the time of the acquisition. However, the prior approval of the CNIE is required when the total value of assets of the relevant Mexican company exceeds an amount periodically established by the CNIE and which, at the time of publication, was fixed at $85 million pesos ($10.625 million at an exchange rate of 8 pesos to $1).

COMMERCIAL LOANS

   Despite incipient recovery, credit is still scarce and expensive in Mexico. The current interest rate is between 20 and 30 percent, with limited access to commercial bank financing by many prospective borrowers. It is important to note that, particularly in the last six months, investment funds, both domestic and international, have increased their interest in the Mexican market. There are at least 10 different funds that are actively seeking opportunities to finance a project or to inject capital in Mexican-based companies.

TAX MATTERS

   Mexican tax law treats foreigners doing business "with" Mexico differently than it treats those doing business "in" Mexico. Doing business with Mexico suggests engaging in international trade directly from a foreign home office, whereas doing business in Mexico suggests the additional step of establishing a physical presence in Mexico and regularly engaging in commercial activities in the country.

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DOING BUSINESS "WITH" MEXICO

   A foreign company can do business with Mexico from abroad in order to minimize the tax and regulatory consequences arising from the establishment of a presence in the country. When structuring operations in this way, however, foreigners must be extremely careful to ensure that they do not create a "permanent establishment" or a "fixed base" in Mexico as the income derived from such entities is considered taxable.

DOING BUSINESS "IN" MEXICO

   Foreigners may opt to do business in Mexico by employing a subordinate agent, establishing a Mexican company, or acquiring stock in an existing Mexican company. The use of any of these methods will create a permanent establishment and has the following tax and regulatory consequences:

   CORPORATE TAX -- A corporate tax of 34 percent must be paid annually on the company's taxable profits. Such profits are calculated by deducting certain allowed expenses from the total accruable income. Most of the company's income is considered accruable for income tax purposes at the time invoices are issued, or when goods or services are delivered to the buyer if no invoice is issued. Basically, the allowed deductions are all discounts and/or expenses deemed "strictly indispensable" for the carrying out of the company's business.

   TAX ON ASSETS -- There is a federal tax on corporate assets applied at a rate of 1.8 percent. This tax is applied on the fixed, financial and current assets of Mexican companies. This tax must be paid on an annual basis through monthly provisional payments. The payment of the tax on assets is not required during the pre-operational period of a company, the year in which operations commence, the following two years of operation, or the year in which it is liquidated.

   VALUE ADDED TAX -- When the Mexican company transfers or leases goods, or renders services in Mexico, it will be obligated to pay Value Added Tax (Impuesto al Valor Agregado, IVA). This tax is 15 percent of the price of the goods or services and can be transferred to the clients by including the tax on its billing invoices. This rate is 10 percent within 20 kilometers of the border of Mexico and in all of Baja California and Quintana Roo. However, if such goods and services are to be exported from Mexico, the IVA is zero percent.

   Reductions in both the Value Added Tax and the Tax on Assets are up for debate in 1998's fiscal reform.

   PAYROLL TAXES -- The company is subject to a local and state payroll tax at a rate that depends on the location of the working facilities. The federal government also taxes corporations with social security fees that amount to a minimum of 8.95 percent of the payroll, to be paid by the employer for old age, death, child care, retirement and disability.

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WAREHOUSING

   Warehousing in Mexico has experienced important changes in 1997. Control of most of the warehousing sector is being passed from the government to private hands, leading to improvements in both infrastructure and services. Still, fewer and smaller facilities are available in Mexico than in the U.S.

   Warehousing costs are usually paid monthly and are charged in terms of space/area occupied. Also, any merchandise placed in a warehouse should be insured. Basic insurance policies can be obtained directly through the warehouse or by contracting a private insurance company for a more comprehensive policy.

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                                                    MAQUILADORA ANYLYSIS
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   The maquiladora industry in the state of Chihuahua continues with its tendency for growth. However, at the national level, the number of establishments grew 12.8 percent, while the number in the state grew 8.3 percent in 1997. Corresponding to employed personnel, it appears that growth at the national level was 19.4 percent while the state of Chihuahua had 9.3 percent as of the end of 1997. The last aggregate value increase at the national level was
40.0 percent and at the state level was 36.9 percent. Thus, it can be concluded that the number of establishments and the relative employment increases are similar, while proportionately more is being spent on those facilities. Again, these increases are above those being experienced in the fastest growing U.S. metropolitan communites.

   Currently, the interior states of the country are growing at much greater rates than those on the frontier (the border between the U.S. and Mexico). The interior communities have aggressively sought foreign investments and have become the most attractive of all communities which use intensive manual labor. The difference is that the maquiladora that currently settles in the northern frontier utilizes more U.S. technology and warrants the most skilled labor in the manufacturing process. Thus, businesses that utilize intensive and cheap manual labor are opting for the states in the center of the republic, such as Durango, Aguascalientes, Guanajuato, Zacatecas and Yucatan.

   The empoyers in the frontier communties provide the greatest increase in salaries and grants/loans that has skewed the growth in national average employment wages upward. This implies an above average increase in salaries paid by the maquiladora. Another consideration is that 1997 reflects three consecutive years of considerable growth, at some of the highest levels in the 30 years the maquiladora has been Mexico.

   We have documented a breakdown of the maquiladora industry adjacent to the U.S. border for discussion.

                   PARTICIPATION OF THE MAQUILADORA INDUSTRY
                     EXPORTATION FOR THE FRONTIER ENTITIES
                                  OCTOBER 1997

============================================================================================
    Frontier Entities      Establishments   Employed Personnel        Aggregate Value
============================================================================================
                                                                    Millions Of
                           NUMBER     %      PEOPLE       %           Dollars          %
============================================================================================
Chihuahua                      413   14.6     249,535     26.3          212          26.8
Nuevo Leon                     112    4.0      41,171      4.3          43            5.4
Sonora                         232    8.2      83,748      8.8          55            6.9
Coahuila                       253    9.0      81,576      8.6          56            7.1
Baja California                937   33.2     210,240     22.2          193          24.4
Tamaulipas                     326   11.5     142,258     15.0          118          14.9
Other Entities                 550   19.5     140,130     14.8          115          14.5
                             -----  -----     -------    -----          ---         -----
NATIONAL TOTAL               2,823  100.0     948,658    100.0          792         100.0
==========================================================================================

   Source: INEGI, Direccion General de Estadistica, Direccion de Estadisticas
           Economicas
   (General Site of Statistics, Site of Economic Statistics).

   Note: The information presented corresponds to the month of October, 1997.

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                                                    MAQUILADORA ANYLYSIS
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   We have also examined some of the principle characteristics of the maquiladora market for the last two years.

         PRINCIPAL CHARACTERISTICS OF THE MAQUILADORA EXPORT INDUSTRY
                              STATE OF CHIHUAHUA

=========================================================================================================
                        CONCEPT                                  1996          1997          VARIATION %
=========================================================================================================
     Number Of Establishments                                      372           403              8.3
     Employed Personnel                                        215,423       240,345             11.6
     Primary Import Material (Millions Of Dollars)               8,199         8,771              7.0
     Aggregate Value (Millions Of Dollars)                       1,855         2,540             36.9
     National Totals (Millions Of Dollars)                          99           210            112.1
     Salaries, Pay And Grants/Loans (Millions Of Dollars)        1,013         1,353             33.6
     Other (Milions Of Dollars)                                    743           977             31.5
=========================================================================================================

   Source: INEGI, Direccion General de Estadistica, Direccion de Estadisticas
           Economicas (General Site of Statistics, Site of Economic Statistics).

   Note: The figures corresponding to June 1997 are estimates made in CIEE and are subject to change.

   As previously indicated, the number of maquiladoras grew 8.3 percent, while employment grew 11.6 percent. Given the amount of build-to-suit projects we documented during our market inspection, it is reasonable to concluded that growth in 1998 will at least equal or exceed 1997 levels. However, it should be noted that a majority of all maquiladoras under construction or proposed are preleased. Construction activity for the last two years in the two larges cities in the state, Chihuahua and Juarez, is summarized below.

                             CONSTRUCTION LICENSES
                        CITIES OF CHIHUAHUA AND JUAREZ
                                 (Square Feet)

--------------------------------------------------------------------------------------------------------
                         RESIDENTIAL  COMMERCIAL  INDUSTRIAL  ENLARGEMENT   OTHER     TOTAL    VARIATION
--------------------------------------------------------------------------------------------------------
CITY OF CHIHUAHUA
1996                       1,548,633     446,024     346,655      306,348  149,801  2,797,460       -8.8
1997                       2,316,606     520,052     246,630      418,478   87,565  3,589,332       28.3
--------------------------------------------------------------------------------------------------------
CITY OF JUAREZ
1996 (9 months)            1,208,499     460,819     767,403      449,714   73,910  2,960,345      -21.6
1997 (9 months)            2,157,003     380,635   2,234,357      139,202        0  4,911,198       65.9
--------------------------------------------------------------------------------------------------------

   As indicated, in 1997 Chihuahua experienced significant growth in the construction industry. In the city of Chihuahua, the number of licenses solicited before the municipal presidency increased 28.3 percent. However, this was somewhat skewed between residential growth at 50 percent, the commercial permits at 17 percent, and the enlargements by 37 percent. However, industrial permits actually decreased 29 percent, primarily due to the lack of vacant land for expansion rather than the previously noted socio-economic factors regarding frontier versus interior located communities. Despite this, those maquiladoras in the frontier communities, like Chihuahua, continue to expand.

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                                                    MAQUILADORA ANYLYSIS
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   In the city of Juarez, growth exceeds the city of Chihuahua in total square foot and percentage increases. As indicated, this community experienced significant increases in industrial and residential development, while declines in commercial construction and enlargements were noted. The enhanced industrial development in this community versus Chihuahua is also due to its larger established industrial base.


   Due to the recent changes in the economy, we felt it important to provide an overview of the economics of the region. First, we have outlined recent changes to the consumer price index for the country and the communities of Juarez, Chihuahua and Parral/Jimenez.

              GENERAL CHANGES OF INDEX OF PRICES TO THE CONSUMER
                               Basis 1994 = 100

==============================================================================================================
     PERIOD             NATIONAL               JUAREZ                CHIHUAHUA             PARRAL/JIMENEZ
==============================================================================================================
December 1996              27.69                  26.65                 26.51                    27.02
December 1997              15.73                  15.56                 15.77                    16.05
==============================================================================================================

Source: Banco de Mexico (Bank of Mexico).

   During 1997, the growth of the National Index of Prices to the Consumer (Indice Nacional de Precios Consumidor) in the large communities of the state of Chihuahua was generally similar to the national level: 15.73 percent at the national level; 15.56 percent in the city of Juarez, and 15.77 percent for the city of Chihuahua. This rate of annual inflation is approximately 11 percentage points lower than 1996, substantiating the stability in the national economy has transcended to the local levels. This stability can also be seen by the importance of the maquiladora industry on trade for the frontier states.

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                                                                             MAQUILADORA INDUSTRY
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                                            COMMERCIAL BALANCE
                                              FRONTIER STATES
                                 January-August 1997 (Millions Of Dollars)

======================================================================================================
                                                            AGGREGATE VALUE
                       EXPORTS        IMPORTS                MAQUILADORADOR              COMMERICAL
       STATE             (+)            (-)                     INDUSTRY                  BALANCE
======================================================================================================
Chihuahua               213.0            681.2                  1,592.9                  1,124.7
B.C.N.                  292.0            841.4                  1,266.0                    716.6
Tamaulipas              138.1            548.0                    878.8                    468.9
Sonora                  367.2            445.0                    387.9                    310.1
Coahuila                216.0            593.5                    370.4                     -7.1
Nuevo Leon              470.0          2,284.0                    301.0                 -1,513.0
======================================================================================================

SOURCE: Secretary of Commerce and Industrial Promotion, Delegation Chihuahua, INEGI, Statistics from the Maquiladora Export Industry.

     The participation in the frontier entities in national exports is only a small allocation. They make up only 2.4 percent of the total exports of the country, while these states import 8.0 percent of all national imports with respect to aggregate value. However, they have a significant bearing on their local economies and the maquiladora industry as a whole; as these frontier states command 85.5 percent of the $4,797 million dollars generated by the maquiladorador industry at the national level. The state of Chihuahua has the greatest commercial balance of any state, while Nuevo Leon and Coahuila present deficit amounts. Within this state, Juarez is one of the largest communities and is a young vibrant city poised to take advantage of the North American Free Agreement (NAFTA) with its proximity to the United States. The young, educated labor force, coupled with the low wages, provides the competitive edge for the maquiladora industry in this market.

SUMMARY

     While the maquiladora market provides only a small part of the economic make-up of the country, it provides significant manufacturing employment and construction dollars to those communities adjacent to the U.S. border. Maquiladora production managers indicated that fully 60 to 80 percent of all their manufacturing employees are women, providing employment opportunities to a segment of the market that previously was not provided jobs. Additionally, the expanding maquiladora market has provided workers and managers with employment opportunities at increased wages. As such, we anticipate management and skilled labor costs to increase significantly in the next one to three years as the market continues to expand. From an unskilled labor perspective, additional opportunities will allow employees to relocate to firms with enhanced benefits and should reduce unemployment levels.

     The market expansion should also provide a sense of stability to those firms that are considering relocating to Mexico but have not made the move. Labor costs are at some of the lowest levels in the world and, with U.S. influences, the population is rapidly gaining housing, savings and educational opportunities previously not available. Coupled with the relatively young population basis, Mexico, and particularly the frontier states, should continue to effectively compete on an international basis for new manufacturing opportunities.

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                                                      INDUSTRIAL MARKET ANALYSIS
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     This section will review the current status of the industrial market in Mexico and Ciudad Juarez in order to analyze those factors that will influence the future of the subject property. There were no available municipal publications on Ciudad Juarez's industrial market. Information was obtained from Cushman & Wakefield of Mexico/GCI, INEGI and interviews with Finsa, Best Real Estate, Grupo Puebla and Dynatech.

REAL ESTATE OVERVIEW

     Currently, small firms, which create the lion's share of new jobs in most economies, do not have access to either the bank loan or international markets. Therefore, most companies are wholly owned and have limited capital for research and development, the purchase of new technology and for expansion. Further, they have the inability to leverage their real estate over the long term; therefore, a large percentage of the operating funds go for real estate.

     Larger companies have a competitive advantage in financing their facilities. They have the option to lease, buy someone else's previously occupied facility (rarely available), or work with a developer on a build-to-suit. The latter provides a facility that is specifically catered to the needs of the manufacturer.

DEVELOPMENT/INVESTMENT

     John Deere, Rhone Poulenc, Bimbo, Calsonic and 3M made strong investments in the industrial sector during 1997 in Mexico but, although export companies like these grew (maquiladora business grew approximately 70 percent between 1990 and 1996), most of Mexico's domestic industries remained unchanged.

     The largest communities in the country, like Mexico City, have a diverse industry base, with a predominance of auto parts, electronics, pharmaceutical, textiles and consumer products. In Mexico City, type A industrial space is normally build-to-suit; therefore, the supply of new speculative industrial buildings remains very low. As a result of this shortage of space, the few modern facilities within the city are rapidly acquired when they become available.

     This is also true of every frontier community we inspected and surveyed -- Hermosillo, Juarez, Chihuahua, Matamoros, and Reynosa. Although their economies are not as diverse as Mexico City, continued market expansion has caused similarities in industry base and also the same company with multiple locations. This provides maquiladoras to be strategically located across the southern border of the U.S. to provide lower transportation costs. It also allows convenient access to shipping opportunities in both the Atlantic and Pacific oceans.

OUTLOOK

     Of the 3,650 maquiladora programs in mid-1997, 68 percent were at the northern frontier of Mexico, and 32 percent in the country's interior. In the automotive sector alone, between 1996 and 2000, production in Mexico is expected to grow from 1.2 million to 1.85 million vehicles. This industry investment will average $3 billion a year and provide significant incentive to communities catering to these companies.

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                                                      INDUSTRIAL MARKET ANALYSIS
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     In contrast to the industrial growth of the northern and interior states, heavy industry will definitely continue leaving Mexico City to outlying communities. However, because the Mexico City metropolitan area still comprises the largest consumer market, most companies will focus on locating suitable spaces for distribution or service centers -- mainly in the northern submarkets of the city or in cities close to the metropolitan area.

JUAREZ MARKET

     The strength of the Juarez economy has created a sizable need for industrial space. An advantage that Juarez offers over many other frontier communities is its diversified and well trained workforce, as well an established supporting infrastructure. The movement of companies into Juarez or expanding their existing industrial space has increased the industrial inventory by 6.36 million square feet from 1995 to 1997. Given current build-to-suit and speculative projects, future growth should be similar to or exceed these recent historical levels. Industrial development has become very active in the market due to the lack of vacant maquiladora space. This is due to the market consisting of primarily build-to-suit projects (developer constructs a building for a tenant who buys it or leases it), and the minimal business turnover that has occurred since maquiladoras where introduced into the community.

     In an attempt to meet demand, 2.24 million square feet of new industrial construction were completed in 1996. Only a few speculative projects were built during First Quarter 1996, leaving most users through the remainder of the year with build-to-suits or existing building options. As of May 1998, only 666,137 square feet of speculative space in seven buildings are under construction, and 64,196 square feet of build-to-suit leases were confirmed. In 1997, 874,705 square feet of known lease activity were confirmed in the market. This excludes the +2 million square feet of build-to-suit activity where the potential tenant purchased the building. The leasing activity, low vacancy rate, and high absorption have triggered speculative building around Juarez beginning in the second half of 1996 when 297,514 square feet were constructed. A list of speculative building construction is noted on the following page.

     Juarez industry has traditionally been oriented towards light manufacturing (the maquiladora), yet during 1995 and 1996 distribution centers and high-tech space began to appear. In 1997, the Delphi Division of General Motors announced the expansion of 200,000 square feet to their existing design center, a high-tech building in the Omega Industrial Park. During 1996, suppliers for the big maquiladora plants in Juarez provided increased demand of industrial space in the 15,000 to 30,000 square feet range which was previously not available. This market trend of building industrial space less than 50,000 square feet is a new trend precipitated by businesses entering the market at an initially small scale and then expanding into larger spaces or constructing additions. This trend is occurring throughout the frontier cities that cater to the maquiladora market.

     The lack of available space with 22' clear heights or greater is another building trend that has produced demand for new development. The supply has been initiated by one U.S. developer who joined forces with local landowners in order to build industrial facilities meeting U.S. standard specs. While these trends are slowly being met by developers, it is the owners of the industrial parks who control the supply for build-to-suit product, and product being built

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                                                      INDUSTRIAL MARKET ANALYSIS
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     Juarez speculative building summary

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                                                      INDUSTRIAL MARKET ANALYSIS
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outside these parks is becoming more limited due to government restrictions and social concerns.

     The Juarez market consists mainly of freestanding industrial facilities that were constructed specifically for the tenant. Many tenants and building owners have remained in this market since their initial building occupancy and have expanded as demand increases. It is rare to have maquiladoras vacant and typically occurs when businesses require larger buildings for their operations and relocate. A thorough view of the market indicated an occupancy of 98 percent, which consists of older, more non-functional buildings constructed in the 1970s and 1980s. The new speculative buildings being added to the market rarely remain vacant for three months following completion of construction.

     The lack of available vacant space has prohibited many potential tenants from entering the market. A build-to-suit takes nine to 12 months and many manufacturers are finding alternative U.S., Asian or European locations to meet immediate demand. The Juarez market did experience a reduction of net absorption of approximately 25 percent in 1996, as compared to 1995, again a result of the lack of available industrial space and developers delaying their speculative buildings. All known speculative buildings built during the first nine months of 1996 were preleased or sold before completion of construction.

     During 1996, the first U.S. developers started large scale construction in Juarez, primarily on a build-to-suit basis. In 1997, two U.S. developers began investing on speculative industrial buildings, primarily in the Southeast Submarket.

     Real estate financing is beginning to recognize the U.S. standards. New U.S. lenders have begun to finance in Juarez, while the U.S. border banks and Mexican banks are very interested to lend money to the industrial market. Title insurance companies are currently working in Juarez providing the same title insurance as in the United States. Every day more companies require environmental studies for properties to be purchased or financed.

     Most build-to-suit lease agreements are for five to 10 years, and the developer will pay off the construction of the facility in approximately seven years. This reflects an initial yield requirement (rental income as a percent of total construction cost, including land) of at least 14 percent. Even leases with the best credit tenants (Fortune 500 companies) warrant lease rates exceeding 12.75 percent and range to a high of 16.0 percent. Almost all require corporate business or personal guarantees. Buildings are rarely financed by the owners and typically constructed under an all cash scenario. However, only the largest developers in the community can obtain financing, with rates typically
14.0 to 18.0 percent with preleasing and corporate guarantees. However, on speculative projects, financing rates climb to 18.0 or 22.0 percent.

     In 1996, 23 percent of the projects in Juarez were for new companies coming to town, compared to 11 in 1995. The remaining projects were expansions or additions of new facilities, replacing undersized or outdated ones, as most companies feel confident about the Mexican economy and political climate. In 1996, 75 percent of net absorption occurred from lease activities versus only 37 percent in 1995.

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                                                      INDUSTRIAL MARKET ANALYSIS
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     The estimated 1996 vacancy rate of 1.85 percent indicates the high demand for existing product in Juarez, even though much of the previously built inventory has functional issues that due to conform to current manufacturing standards. However, new additions to the market and relocations have pushed 1997 vacancies to 2.07 percent.

     Juarez remains one of the most attractive maquiladora markets to invest in. Blue chip tenants and high-quality construction from reliable companies are among the reasons why important money lenders, such as GE Capital and Heller Financial, have committed to financing new projects. Thus, the long-term outlook is for stability among existing tenants, with market expansion creating additional occupancy alternatives previously not available. Further, if these lenders can provide financing at levels below existing capitalization rates, building costs and lease rates could decline.

     According to the Cushman & Wakefield database, the maquiladora industry employs over 180,000 people in the city of Juarez. The Juarez area consists of an industrial inventory of approximately 422 maquiladoras encompassing over 38.9 million square feet that are divided into four submarkets -- Northeast, Northwest, Southeast and Southwest. The submarkets are summarized in the following chart, with addition discussion to follow. An expanded analysis was provided of the subject's Southwest Submarket.

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                                                      INDUSTRIAL MARKET ANALYSIS
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                       JUAREZ INDUSTRIAL MARKET OVERVIEW


=====================================================================================================
      SUBMARKET                    NORTHEAST     SOUTHEAST    SOUTHWEST    NORTHWEST       TOTAL
=====================================================================================================
ESTIMATED    INVENTORY (SF)
     1996                          10,959,666    6,293,336    3,649,941    14,048,182    34,951,124
     1997                          11,703,166    8,857,831    3,889,941    14,520,289    38,971,227
-----------------------------------------------------------------------------------------------------
MAQUILADORA FACILITIES
     1995                             103           52           31           152           338
     1996                             121           66           37           180           404
     1997                             124           75           39           184           422
-----------------------------------------------------------------------------------------------------
AVAILABLE SPACE
     1995                              0            0             0          182,554      182,554
     1996                            85,262      104,916          0          158,790      348,968
     1997                           318,951      157,951       111,068       218,985      806,955
-----------------------------------------------------------------------------------------------------
ESTIMATED VACANCY RATE
     1995                             0.00%        0.00%        0.00%         N/A          N/A
     1996                             0.78%        1.67%        0.00%        1.13%        1.85%
     1997                             2.73%        1.78%        2.86%        1.51%        2.07%
-----------------------------------------------------------------------------------------------------
NET ABSORPTION (SF)
     1995                           706,459     1,349,329      580,210      1,049,001    3,684,999
     1996                           993,069       737,456      143,142       813,998     2,687,665
     1997                           743,500     2,564,495      240,000       472,107     4,020,102
-----------------------------------------------------------------------------------------------------
AVERAGE RENTAL RATE
     1995                            $4.90        $5.33         $5.10        $4.70        $5.02
     1996                            $5.09        $5.49         $5.00        $4.94        $5.17
     1997                             N/A          N/A           N/A          N/A          N/A
-----------------------------------------------------------------------------------------------------
LEASING ACTIVITY (SF)
     1995                             N/A          N/A           N/A          N/A          N/A
     1996                           933,589      493,706       53,000       437,538     1,917,833
     1997                           391,500    1,092,495      115,000       187,107     1,786,102
-----------------------------------------------------------------------------------------------------
UNDER CONSTRUCTION
     1995                           368,125      997,579      363,000       494,828     2,223,532
     1996                              0         156,598         0          140,916       297,514
     1997                             N/A          N/A          N/A           N/A           N/A
=====================================================================================================

Source: Enrique Portillo of Cushman & Wakefield/GCI

   It should be noted that not all industrial facilities in the community are occupied by maquiladora operators. A summary of the industrial market for the community indicates that the number of facilities increased 24.9 percent in the last two years but only 4.5 percent in the last year. However, the total square footage surveyed increased 11.5 percent, indicating that market additions reflect larger buildings. Available space has also increased in 1997, reflecting an increase in vacancies. However, the 1997 vacancy and absorption reflect only a 2.4-month oversupply to reach a hypothetical 100 percent occupancy. As previously noted, the 666,137 square feet of speculative space under construction would extend absorption only another two months. Despite increased vacancy, average rental rates during 1996 represented a 3.0 percent increase compared to 1995. Current market leasing activity suggests that rental rates have since stabilized or slightly declined as builders are able to reduce construction costs and better leverage their financial structure.

   In summary, these industrial market characteristics support a strong industrial market, with statistics equaling some of the best levels experienced in the highest growth communities in the

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                                                      INDUSTRIAL MARKET ANALYSIS
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     U.S. It is reported that 20 percent of the Fortune 500 companies are represented in the Juarez market. Given the current economic climate, the Juarez industrial market should outperform most U.S. metropolitan areas in terms of construction, leasing activity and net absorption. However, continued market efficiencies should cause rental rates to stabilize or slightly decline, and speculative building activity should push vacancies slightly upward.

SOUTHWEST SUBMARKET

     The Southwest Submarket is a relatively small industrial area in comparison to the other older submarkets, and smaller industrial users are most prevalent. The southwest area has land with existing infrastructure available within industrial parks. Also included in this submarket is a high-intensity industrially-zoned area dedicated for heavy and hazardous industries. The area is attractive for trucking industry because of the easy highway access.

     The Southwest Submarket represents 10 percent of the total inventory but employs only seven percent of the Juarez employees in the maquiladora market. The number of jobs per square foot of industrial space revealed that this area is the lowest, with 4.1 people per 1,000 square feet of space.

     Leasing activity in the Southwest Submarket totaled 53,000 square feet in 1996, and more than doubled to 115,000 square feet in 1997. However, the submarket is made up of primarily build-to-suit owner/users. Net absorption ranged from 143,142 to 580,210 square feet, with an average of 321,117 square feet over the last three years. Almost 50 percent of the net absorption was from new maquiladora operators entering the market and constructing facilities, while over 27 percent was the result of expansions of existing facilities. The reason for the decline in net absorption is that no large lease transactions or building construction occurred in this area in 1996 or 1997.

     The 1996 average industrial gross rental rate was $5.00 per square foot, a
2.0 percent decrease from year-end 1995. Recent submarket leases indicate market rental rates have since stabilized.

     As of May 1998, no speculative construction is planned for the southwest submarket. The last speculative construction seen in this area was a 45,000 square foot project that was completed in 1996 and has since been leased. Major employers based in the area include Zenith/Goldstar (subject property), Philips, Siemens, Summitomo, Brown Jordan, Salter Labs, Murata, among others.

NORTHEAST SUBMARKET

     The northeast market encompasses the area from Paseo Triunfo de la Republica (or Tecnologico Avenue) continuing through San Lorenzo Avenue, on the west to Teofilo Borunda Avenue (under construction on the south), and the International Boundary of the Rio Bravo to the north. The northern boundary extends to the east and continues to the Zaragoza International Bridge (port of entry). Industrial buildings exist in the following areas:

     Industrial Parks - Bermudez, Fuentes, Omega.

     Industrial Areas - Befere, Neptuno, Vicente Guerrero.

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                                                      INDUSTRIAL MARKET ANALYSIS
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     Map of industrial parks, Juarez

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                                                      INDUSTRIAL MARKET ANALYSIS
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SOUTHEAST SUBMARKET

     The southeast market includes properties south of Teofilo Borunda Avenue continuing to Zaragoza Avenue and the Zaragoza Bridge, and east of Tecnologico Avenue (or Carr. Panamericana). This section includes Salvaracar and Zaragoza suburban areas. Industrial buildings exist in the following areas:

     Industrial Parks - Intermex, Rio Bravo, Salvarcar.

     Industrial Areas - Tapioca, Salvarcar Industrial District, Las Torres.

SOUTHWEST SUBMARKET

The eastern boundary of this area is the Juarez Mountains. As they extend to the far southwest, the north side is bounded by Ponciano Arriaga Av, and the eastern boundary is Tecnologico Av. or Carr. Panamericana. Industrial buildings exist in the following areas:

     Industrial Parks - Aeropuerto, Aztecas, Panamericana, Zaragoza.

NORTHWEST SUBMARKET

The northwest market includes properties north of the Ponciano Arriaga Avenue and the area immediately west of the Tecnologico Avenue (or Paseo Triunfo de la Republica). The west boundary is the Juarez Mountains, and the Rio Bravo International Boundary is to the north. Industrial buildings exist in the following areas:

     Industrial Parks - Fernandez, Gema, Gema 2, Juarez, Omega

     Industrial Areas - Altavista, Juan Gabriel, R. Rivera Lara

SUBMARKET SUMMARY

     The most critical issue affecting an employer is finding available industrial land close to the work force. The reason for this is reducing tardiness and employee turn over. This is causing new buildings to be located in strategic areas. The subject has above average access and visibility on a major arterial, with proximity to the community's residential base. As a result, the subject is considered one of the best situated industrial sites in the community and northern Mexico.

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                                                           NEIGHBORHOOD ANALYSIS
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     The subject property is located on the west side of Carretara Pan Americana, within the Parque Industrial Aeropuerto (Airport Industrial Park) in the city limits of Ciudad Juarez, Chihuahua, Mexico. This is west of the Abraham Gonzalez International Airport, in the southern portion of the community. The street frontage is the major north-south arterial within the community, accessing the central business district to the north and provides for a major U.S. border crossing with El Paso.

     The neighborhood boundaries are Ponciano Arriaga to the north, Libramiento Aeropuerto and the Juarez city limits to the south, the International Airport to the east and the Juarez city limits to the west. The area is predominately industrial based, with light manufacturing and warehousing within the Panamericana Industrial Park to the south and the Aztecas Industrial Parks to the north of the subject and the Aeropuerto Industrial Park, of which the subject is a part. Residential development is situated sparingly throughout the neighborhood, with most residences constructed north of the subject's industrial park boundaries. Further, retail development is situated along the major thoroughfares.

     The Zenith facility, known as Zenco de Chihuahua, S.A. de C.V., is the largest industrial facility in Juarez. It also is one of the largest employers in the community. However, the Aeropuerto Industrial Park in which it is situated is one of the smaller in the community. Immediately south is the larger Panamericana Industrial Park, which also houses light manufacturing facilities. Major employers within the neighborhood and other submarkets are noted on the following page. The adjacent 32.3 acre industrial site west of the subject is owned by Zenith and was originally purchased for building expansion. This site extends to Boulevard Oscar Flores, a major north-south arterial that runs through the Juarez central business district. The other industrial parks have few remaining sites available for expansion. All industrial sites within the subject and adjacent industrial parks have all municipal utilities, including water, sewer, electric and telephone. Water for sprinkler systems are handled by onsite water storage tanks, which is supplied on the subject site. Although the subject is within the airport height and noise zones, flight patterns do not cause air traffic to go over the subject facility. As such, noise levels are typical of other industrial facilities.

     Adjacent south of the subject property is single tenant industrial buildings, typical of industrial facilities throughout the community. Improvement ratios are typically 50 to 60 percent of the land area and parking is approximately 5.0 spaces per 1,000 square feet for office areas and one space per 1,000 square feet for industrial space. Buildings have air conditioned office and manufacturing space, and evaporative cooling in the warehouse.

     Carr. Panamericana provides for public transportation at the subject's street front and is a typical municipal route. Other industrial parks in the southeast portion of the community require industrial subdivision managers and individual maquiladora operators to pay extra for public transportation to their facilities. The location of the subject is convenient to the municipal work force. One of the major forces driving Zenith in selecting the subject land parcel was the opportunity to stay close to its employees thus reducing the commute time. Coupled with the attractiveness of the industrial park in which it is situated, the subject competes well with newly constructed buildings in the community.

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                                                           NEIGHBORHOOD ANALYSIS
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Insert chart of major employers in Juarez

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                                                            PROPERTY DESCRIPTION
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     SITE DESCRIPTION
     This analysis will consider both the 44.214 acre building site and the
32.346 acre unimproved site.

Location:           The sites are located along the west side of Carretera Pan
                    Americana, within the Parque Industrial Aeropuerto, C. P.
                    32690

Shape:              Both sites are irregular

Area:
    Building Site:  44.215 acres or 1,926,000 square feet
    Excess Land:    32.346 acres or 1,409,000 square feet

Frontage:
   Building Site:   West side of Carretera Pan Americana and the north side of
                    Barranca Azul.
   Excess Land:     North side of Barranca Azul, immediately west of Barranca
                    Azul.


Topography/Terrain: The sites are generally level and at grade with the roadway frontages, and a water retention basin has been improved adjacent to the intersection of Carretera Pan Americana and Barranca Azul on the building site.

Street Improvements:The subject building site has access from Carretera Pan
                    Americana and Barranca Azul, while the excess land has only direct street frontage to Barranca Azul. Both streets are improved with asphalt paving and concrete curbs. Carretera Pan Americana is a major six lane, bi-directional arterial and Barranca Azul is a two lane, bi-directional interior neighborhood street.

Soil Conditions:    We did not receive nor review a soil report.  However, we
                    assume the soil's load-bearing capacity is sufficient to support the existing structure. We did not observe any evidence to the contrary during our physical inspection of the property. The tract's drainage appears to be adequate.

Utilities:          All standard utilities are available to the sites including water, sewer, electricity, and telephone service.

Access: The building site is accessed via curb cuts along the west side of Carretera Pan Americana and the north side of Barranca Azul. A center turn lane is provided at the entrance from Carretera Pan Americana. The vacant site has no improved curb cuts, but does have frontage to Barranca Azul.

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                                                            PROPERTY DESCRIPTION
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Land Use Restrictions:  We were not given a title report to review. We do not know of any easements, encroachments, or restrictions that would adversely affect the sites' use. However, we recommend a title search to determine whether any adverse conditions exist.

Flood Hazard:           Ciudad Juarez receives less than 15 days with rain and
                        has an annual precipitation of less than 7 inches. Based on our inspection of the sites, there is minimal probability of flooding. Additionally, an on-site retention basin has been improved on the building site.

Hazardous Substances:   We noted no evidence of toxic waste during our
                        inspection of the site, although it was confirmed that chemicals tanks and storage is being conducted. However, it is important to note that we are not experts in this field and therefore recommend the inspection of the subject by an expert in the field of toxic waste. An environmental assessment on the site was not made available during the preparation of this report. This appraisal is predicated on the assumption that hazardous substances do not exist, however if concerns exist, we recommend a site assessment be conducted.

Comments:               Overall, the subject sites are well suited for their
                        intended use, light industrial development within an established industrial park. Considering current land use patterns in the neighborhood, the sites are typical of the area and offer adequate functional utility, with above average locational characteristics.

IMPROVEMENTS DESCRIPTION - ZENITH FACILITY ON THE BUILDING SITE

     The subject property consists of one, one-story Class A industrial structure having a building area of 904,000 square feet. The project was completed in 1984 on a 44.215 acre site. However, at the time of purchase, Zenith also purchased the adjacent 32.346 acres, which remains vacant. These two sites are contiguous, but the 32.346 acres is considered excess land, with no value enhancement for improvements. This analysis will only consider the existing building improvements and respective site.

     Based on a building area of 904,000 square feet and a building site of
44.215 acres, or 1,926,000 square feet, an improvement ratio of 47 percent is indicated. The improvements are considered to be in average overall condition at the time of inspection. The facility provides adequate open paved surface parking along the eastern property boundary, adjacent to Carretera Pan Americana. Representatives of Zenith provided the building area calculations, building sizes and land area dimensions. A review of the limited building plans provided appeared to indicate the dimensions to be accurate. The project is currently 100 percent occupied by the owner/occupant. The following table depicts the area of the building allocated by type of use.

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                                                            PROPERTY DESCRIPTION
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          ==========================================================
                                  SQUARE
               USE                 FEET                Percentage
          ==========================================================
            Office                30,000                    3.3
            Warehouse            336,000                   37.2
            Manufacturing        378,000                   41.8
            Cafeteria             12,000                    1.3
            Total                904,000                  100.0
          ==========================================================

     The physical inspection coupled with a review of the building plans that were provided by the client provided the basis for the following improvement description.

GENERAL DATA
      Year Built:             1984

   BUILDING DESCRIPTION
      Size:                   904,000 square feet

   CONSTRUCTION DETAIL
      Foundation:             Reinforced concrete slab

      Walls: Masonry block and concrete tilt wall construction, with painted finish. Decorative rock fascia has been added at the front entrance to the offices. Glass storefront is installed at the foyer.

      Floors: Sealed concrete slab in warehouses, and manufacturing, commercial grade carpet, ceramic tile and vinyl in the office areas.

      Roof Structure/Cover:   Prefab metal trusses with high rib metal deck and
                              built up roof cover.

      Windows:                Aluminum fixed-pane windows of various sizes

      Pedestrian Doors:       Hollow metal exterior doors in the warehouse and
                              manufacturing areas; metal framed plate glass in main entrance and hollow core wood doors in the office

      Loading Doors:          There are 37 overhead doors with loading docks in
                              the two warehouse and one manufacturing areas.

      Ceiling Height:         10 feet in the office area and 16 to 26 feet in
                              the warehouse and manufacturing areas.

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                                                            PROPERTY DESCRIPTION
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MECHANICAL DETAIL

      Heating and Cooling: The building has a roof-mounted, electrical force cool air-conditioning units for the offices and manufacturing area and evaporative coolers in the warehouse area. A portion of the manufacturing area, approximately 20,000 square foot, is equipped with a clean room. This area has additional area scrubbers with a reported 99.75 percent particle removal rate.

      Plumbing Service:    The building has separate restroom facilities for the
                           warehouse/manufacturing areas and smaller, private bathrooms in the office. An electric water heater supplies hot water to the facility.

      Electrical Service:  Electric service is assumed to meet all local municipality code.

      Fire Protection:     Fully sprinkler system with a self contained holding
                           tank installed on-site. A water well has also on-site and can be used to replenish the fire sprinkler system.

      Security Protection: Security cameras outside the facility, fenced lot with two guard gates and security alarms installed throughout the building. Full time security personal are on-site.

   INTERIOR DETAIL
      Floor Covering:      Offices feature ceramic tile, vinyl and carpet
                           coverings; warehouse and manufacturing has exposed concrete slab

      Interior Walls:      Painted and textured gypsum board in the offices

      Ceiling: Nine-foot ceilings with 2' x 4' or 2' x 2' suspended tile in the offices; no finish in warehouses except for insulation

      Lighting:            Suspended fluorescent lights in warehouse and
                           manufacturing; recessed fluorescent fixtures in office suites

HAZARDOUS SUBSTANCES:      We are not aware of any other potentially hazardous
                           materials (such as formaldehyde foam insulation, asbestos insulation, radon gas emitting materials, or other potentially hazardous materials) which may be used in the construction of the improvements. The improvements are built of modern materials and typical of what is currently constructed. However, we are not qualified to detect such

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                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

                              materials and urge the client to employ an expert in the field to determine if such hazardous materials are present.

AMERICANS WITH DISABILITIES
 ACT COMPLIANCE:              The subject property is in Mexico and is not
                              subject to the American with Disabilities Act
                              (ADA). We have assumed the improvements are not under the jurisdiction of compliance and therefore, no modifications are required.

SITE IMPROVEMENTS
     On-site Parking:         The site improvements consist of concrete curbs
                              and sidewalks, chemical and water storage tanks, chain link perimeter fencing with barb wire, iron gates, two guard houses, security lighting attached to the building and on pole mounts, water well, and security cameras. The site has asphalt paved spaces along the eastern property boundary.

     Landscaping:             The property has small trees, shrubs and grass
                              along the front of the building, at landscaped islands in the parking lot and at the water retention basin.

COMMENTS:                     The subject was completed in 1984 and the
                              improvements are considered to be in average condition. The roof cover was reportedly replaced in 1994 and reportedly has a 15 year guarantee.
                              The normal life expectancy of a building of this type is considered to be 45 years. Because of the average condition and above average maintenance of the facility, the effective age is less than the actual age of 14 years. We have estimated the effective age at 10 years, and remaining economic life at 35 years. The quality of the subject improvements, including the layout and functional utility, are rated average.

PERSONAL PROPERTY INCLUDED:   No personal property within the building was
                              included in the analysis.

--------------------------------------------------------------------------------

                                                                          ZONING
--------------------------------------------------------------------------------
     The subject site is zoned Light Manufacturing, by the state of Ciudad Juarez. The "Licencia de Uso de Suelo" which is the zoning permit to construct the subject improvements was issued by the government on upon completion of construction and reissued annually. The subject improvements appeared to comply with all the requirements establish by the state of Chihuahua law for urban development under article 5to. Fracion II y 125 de la Ley 101 de Desarollo Urbano para el Esatado de Chihuahua. In Mexico, a property could be zoned a certain classification but if it does not have the license for the certain use or the "Licencia de Uso de Suelo", it would be in violation and the user could be forced to cease operations. Municipal officers in Chihuahua indicated that the property is in compliance. The subject property is zoned light manufacturing use and is also reportedly in compliance with all zoning requirements. Additionally, local building contractors indicated that zoning requirements permit a maximum improvement ratio of 60 percent of the land area.

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                                               REAL ESTATE ASSESSMENTS AND TAXES
--------------------------------------------------------------------------------

REAL ESTATE TAXES AND ASSESSMENTS

     The subject property was constructed in 1984 and periodically assessed for tax purposes. However, the subject is a single tenant building and taxes are the responsibility of the tenant. The tenant, in this case the owner, has paid all previous real estate taxes. Because of the lack of comparative buildings in the city of Ciudad Juarez and the state of Chihuahua, and that under this analysis all real estate taxes would be the responsibility of the tenant (does not affect the income to the owner), we have not attempted to estimate the reasonableness of the subject's real estate tax. Further, the local taxing and assessment office could not provide us with an estimate of the subject's real estate taxes.

   Real Estate taxes in Mexico are very low compared to the United States. It is unlikely that the subject would be assessed and taxed based on the estimation of market value concluded within this report.

--------------------------------------------------------------------------------

                                                    HIGHEST AND BEST USE
------------------------------------------------------------------------------

HIGHEST AND BEST USE OF SITE

   According to the Dictionary of Real Estate Appraisal, Third Edition (1993), a publication of the Appraisal Institute, The highest and best use of the site as though vacant is defined as:

   Among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.

   We evaluated the site's highest and best use both as if vacant and as currently improved. The highest and best use must meet four criteria. The use must be:

   (1) Legally permissible;
   (2) Physically possible;
   (3) Financially feasible; and
   (4) Maximally productive.

AS IF VACANT

LEGALLY PERMISSIBLE
   The first test concerns permitted uses. In the case of the subject, we are analyzing two building sites, one 44.215 acre site improved with an industrial building and one vacant 32.346 acre site adjacent west of the building site. According to our understanding of the zoning ordinance noted earlier, the sites may be improved with structures that accommodate a variety of light manufacturing, office and accessory uses. As previously reported, the subject sites appear to be a legal and conforming use.

   We would note there are no intended changes in land use regulations for the sites or the immediate area of the neighborhood. Therefore, if vacant, the subject sites could be improved with a similar use as currently exists on the subject building site or adjacent single tenant industrial improvements within the Aeropuerto or Panamericana industrial parks. Therefore, we view zoning as imposing no measurable valuation constraints and buildings as large as 60 percent of the site area could be improved. Additionally, there are no known deed restrictions that would prohibit development.

PHYSICALLY POSSIBLE
   The second test is what is physically possible. As discussed in the Property Description, the site's size, soil, topography, etc., does not physically limit each sites use. Their size is large enough to accommodate most permitted uses under current zoning. The sites are fully improved, provided with all utilities, have level topography and above average accessibility. Thus, there are no physical barriers that would restrict their development.

FINANCIALLY FEASIBLE
   Based on our analysis, the Ciudad Juarez real estate market has shown stable to slightly increasing vacancies, stable rental rates and substantial growth in new supply. Because of


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                                                    HIGHEST AND BEST USE
------------------------------------------------------------------------------


steady growth of the local economy after the economic crisis of 1994, an increased demand for space, coupled with a majority of increases in inventory were build-to-suit projects, large scale construction has occurred in the market and construction costs have climbed steadily downward. This is also due to increased market competition.

   The subject sites are situated in one of the smallest submarkets in the community; however, their above average accessibility, street visibility and location in a desirable industrial submarket provide them with above average accessibility.

   The feasibility of a new project depends on the desire of a company to locate in the city. The industrial market has been driven by built-to-suit projects and little speculative space has been constructed. Based on year-end 1997 vacancy and 1997 absorption levels, a 5.6 months supply within the submarket and a 2.4 months oversupply in all of Juarez are indicated to reach a hypothetical 100 percent occupancy. The submarket rental rates at $5.00 by year end 1997, were
3.4 percent below the Juarez average of $5.17, however, when considering typical owner expenses and turnkey build-to-suit costs of $26 to $32 per square foot, including land, the first year rate of return ranges from 14.7 to 18.1 percent, supporting feasibility. However, the financial feasibility of any project will depend on the continued desire of a firm to move to Ciudad Juarez, and indications are that future demand will at least be similar to historical levels.

   Ciudad Juarez has a feasibility based on its established reputation as being one of the largest maquiladora markets, its skilled employment and population stability that many border towns do not offer international companies. New companies entering this market are finding out that a relocation from the U.S. to Ciudad Juarez, increases productivity at some of the lowest labor costs in the world. The result of operations in facilities that could be constructed on the subject site, could provide labor cost savings to cover the cost of a building in one to three years.

MAXIMALLY PRODUCTIVE
   In our opinion, the improvement of the subject sites with light industrial uses would be physically possible and legally permissible, and financially feasible, even under a speculative construction basis. However, yield rates would be increased if an owner occupant was predetermined. However, many potential manufacturers cannot meet building demands from existing inventory in Ciudad Juarez, or other northern Mexico communities oriented toward large industrial occupancies and have been unwilling to wait for a lengthy build-to-suit transaction. Thus, the maximally productive use of the site would be for the development of light industrial space oriented towards single tenant occupancy.

CONCLUSION - AS IF VACANT
   The highest and best use of the subject sites, as if vacant, is believed to be for light industrial development. The sites benefit from a location with proximity to a young labor force, the international airport, and major arterials. The metropolitan area has shown continued stability in attracting maquiladora companies to the city. In addition, a build-to-suit development is always feasible, as the cost and profit requirements of the developer are being met by market rent levels and construction costs.


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                                                    HIGHEST AND BEST USE
------------------------------------------------------------------------------


AS IMPROVED - EXISTING INDUSTRIAL FACILITY

LEGALLY PERMISSIBLE
   As previously stated the subject's zoning permits light industrial uses. It appears the improved components of the subject site are a legal and conforming use, thereby satisfying the legal permissibility criterion.

PHYSICALLY POSSIBLE
   As previously stated in the Property Description section of this report, the overall design, layout and condition of the improvements are adequate and functional. Therefore, in view of the subject's zoning and physical characteristics, the existing development is considered to satisfy the physically possible criterion of highest and best use as improved.

FINANCIALLY FEASIBLE
   Since the subject was constructed as an owner occupied facility, it has incurred no vacancy since its construction. General real estate operating expenses are reported to be typical of larger industrial facilities in the region. In addition, the space is sufficiently functional to allow an occupant, with potential modification to the interior, to also generate sufficient income to exceed expenses. Therefore, the continued use of the subject as a single tenant facility is viable.

MAXIMALLY PRODUCTIVE
   The subject improvements have been concluded as being physically supportable, legally permissible and financially feasible. Demolition and/or significant renovation are not considered to be financially feasible alternatives. Therefore, as no other utilization of the improvements would result in a higher value, it has been determined the maximally productive use is as improved.

CONCLUSION
   Based on our analysis, we believe the current use of the site, as improved, with a single- occupant (preferably an owner) industrial building consisting of a combination of office and manufacturing/warehouse space is a proper use of the site within the definition of highest and best use.


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                                                   VALUATION METHODOLOGY
-----------------------------------------------------------------------------


   Appraisers have three approaches available to them in valuing improved property: the Cost Approach, the Sales Comparison Approach and the Income Approach. In most instances, the real property interest being appraised (e.g., fee simple, leased fee or leasehold) will dictate the validity of a particular approach.

   The subject property is located in the city of Ciudad Juarez, state of Chihuahua, Mexico. The subject manufacturing facility was constructed for the owner/tenant in 1984. Furthermore, the subject property is owned by a U.S. corporation that also has facilities in the U.S., as are most major maquiladora facilities in Ciudad Juarez. Previously, most projects were built by the specific company, with the use of a local building contractor, and occupied by the owner. However, in the last few years, the demand in the rental market has increased and lending institutions are just now starting to provide financial leverage to building investors. Based on these facts, all three approaches to estimate value, Cost Approach, Sales Comparison Approach and Income Approach will be used in our analysis.

   A detailed Cost Approach was performed, although the older building age makes estimating depreciation somewhat subjective. Improved sales of similar facilities to perform a Sales Comparison Approach were also found in Ciudad Juarez and additional research uncovered sales throughout the Frontier communities of northern Mexico that could have also be used for comparisons. The recently negotiated lease activity and properties available for lease, including speculative facilities recently completed or under construction were found in abundance within the community of Ciudad Juarez. Thus, only local market rental comparisons were relied on in estimating market rent and deriving a value via the Income Approach.

   The appraisal process is concluded by a review and re-examinations of each of the approaches to value that have been employed. Consideration is given to the type and reliability of data used, and the applicability of each approach. Finally, the approaches are reconciled and a final value conclusion is estimated.


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                                                            COST APPROACH
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   METHODOLOGY

   This approach to value consists of an analysis of the physical value of the property. The principle of substitution, which forms the underlying rationale of this approach, holds that no prudent person will pay more for a property than the amount with which he can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility.

   In the Cost Approach, the following ten steps are typically employed to reach an estimate of value:

   (1) Estimate the value of the land as though vacant and available to be developed to its highest and best use;

   (2) Estimate the replacement cost of the primary structure(s) as of the effective appraisal date. The estimate includes both direct (hard) costs and indirect (soft) costs;

   (3) Estimate other costs (indirect costs) incurred after construction to bring the new, vacant primary structure(s) up to market conditions and occupancy levels;

   (4) Estimate an appropriate entrepreneurial profit from an analysis of the market;

   (5) Add estimated replacement or reproduction cost, indirect costs, and the entrepreneurial profit, often expressed as a percentage of total direct and indirect costs, to arrive at the total replacement or reproduction cost of the primary structure(s);

   (6) Estimate the amount of accrued depreciation in the structure, which is divided into three major categories; physical deterioration, functional obsolescence, and external obsolescence;

   (7) Deduct the estimated accrued depreciation from the total reproduction or replacement cost of the primary structure(s) to derive an estimate of the depreciated replacement cost;

   (8) Estimate replacement costs and depreciation for any accessory buildings and site improvements, and then deduct the estimated depreciation from the replacement costs of these improvements. Site improvements and minor buildings are often appraised at their net value, i.e., directly on a depreciated cost basis;

   (9) Add the depreciated replacement costs of the primary structure(s), the accessory improvements, and the site improvements to obtain the estimated total depreciated replacement cost of all the improvements; and

   (10) Add the site value to the total depreciated replacement cost of all the improvements to arrive at the indicated value of the fee simple interest in the property.


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                                                            COST APPROACH
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   LAND VALUATION
   Depending on the specific appraisal assignment and/or the value being sought, any of the following methods may be used to value land that is vacant or considered to be unimproved or vacant.

   The first method is the Sales Comparison Approach, which is the process of analyzing sales of reasonably similar, recently sold sites in order to derive an indication of the most reasonable and probable market value of the land being appraised.

   The second method is the Land Residual Approach, which is a valuation technique based upon the premise that income can be divided between land and improvements, and that the residual income to the land can then be capitalized into a value.

   A third procedure, the Subdivision Development Method, may sometimes be used to estimate the value of vacant, usually undivided land, through a process of analyzing the cost to development (including profit) and interest carry relative to the anticipated gross income from the retail sales of individual lots or tracts.

   The fourth and fifth methods, the Allocation and Extraction methods, which are two techniques that permit the distribution of the total value or sales price of a property between land and building.

   The last procedure is the Ground Rent Capitalization method, where ground rents can be capitalized at an appropriate rate to indicate the market value of a site.

   Under the right circumstances, any of the preceding methods may be useful in forming the basis of a valid estimate of land value. However, given the availability of sales data, the Sales Comparison Approach is considered to be the best approach toward valuing the subject site. The most widely used and most market-oriented unit of comparison for properties such as the subject is the sales price per square foot. All of the comparable sales were compared on this basis and adjustments were made to the various comparables. On the following page is a summary of the sales and listings we found most comparable to the subject. These are a culmination of reviewing all known industrial subdivision activity in the community in the last three years. All are situated within the city limits of Ciudad Juarez.

   As noted earlier, the subject sites are zoned for industrial development under the jurisdiction of Ciudad Juarez. The two contiguous sites are similar in location, access, visibility, development potential and differ only slightly in size. This analysis will consider both the subject sites, a provide individual values at the conclusion of this analysis.

   According to our highest and best use analysis, we have concluded single-tenant industrial use would be the most likely development for the subject sites. Accordingly, a search was conducted for comparable land sales deemed to be conducive to similar development.


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                                                            COST APPROACH
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                             COMPARABLE LAND SALES
                              FROM END OF REPORT


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                                                            COST APPROACH
-----------------------------------------------------------------------------

   The comparables analyzed include six of the largest land sales zoned for industrial development that have occurred in Juarez in the last 36 months. The preceding table depicts a summary of the land comparables.

   Note that certain adjustments to the sales will be made for comparison purposes, but a degree of subjectivity is involved. We were unable to support the magnitude of the adjustments by paired sales analysis, but the adjustments do reflect our thought processes in comparing one transaction with another.

PROPERTY RIGHTS CONVEYED
   All of the comparable sales involved vacant parcels of land unencumbered by any leases. Therefore, all of the sales set forth herein represent the transfer of the fee simple estate. Consequently, no adjustments are warranted for differences in property rights conveyed.

SELLER FINANCING/CASH EQUIVALENCY
   The sales were purchased on an all cash, or cash equivalent basis. Since we are valuing the subject site based on a cash equivalent sale, no adjustment is necessary.

CONDITIONS OF SALE
   Sometimes sales involve certain elements, which motivate the buyer or seller to pay or accept more or less than the market value of the property. When such influences differ from typical market conditions, adjustments are required. All of the comparables were subject to normal (or typical) conditions of sale and required no adjustment.

MARKET CONDITIONS
   An adjustment for market conditions, often referred to as a time adjustment, reflects a change in the market from the sale date of the comparable to the valuation date of the subject property. An analysis of real estate trends indicates that the market for Ciudad Juarez has become significantly stronger since the December 1994 devaluation of the Mexican peso.

   Since of mid-1995 oldest sale comparable, rental rates on improved product has increased less than 3.0 percent annually, well below the rate of inflation. However, net absorption has increased significantly, but the increased market activity has caused vacancies to increase in light of initial speculative building projects being constructed. But construction costs have declined due to the competitiveness of the market. It is difficult to measure these factors relative to changes in land value over the last 36 months.

   A review of 14 land sales that have occurred since 1995, indicated an average industrial land price of $3.82 per square foot in 1995 for three sales, $4.25 in 1996 for two sales and $2.74 per square foot in 1997 for nine sales. As indicated, activity increased in 1997, but the average price per square foot fell. However, this occurred primarily due to new activity being at the peripheral of urban development, within the Southeast Submarket. Thus this relates more to locational variations rather than a decline in land pricing.

   Another consideration is for changes in economic characteristics of the community, particularly as they relate to the value of the peso. In 1995, the average exchange rate was 6.4,


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                                                            COST APPROACH
-----------------------------------------------------------------------------

   increasing to 7.6 in 1996, 7.9 in 1997 and increasing substantially to 9.1 in 1998. At the date of inspection, the peso was trading at 10.7 for each U.S. dollar. This change directly affects the economics of Mexican real estate and the economy. Because of the economic characteristics of the community, coupled with increased land supply at lower costs situated at the peripheral of the community, a downward adjustment for changes in market conditions was supported.

LOCATION
   An analysis of location involves factors such as proximity to a labor force, major thoroughfares, surrounding influences, and area amenities. The proximity to a labor force is critical in a country like Mexico that does not have a good public transportation system and few industrial employees have automobiles.

   Because of the subject's more urban location and built-out industrial neighborhood, no land sale could be confirmed within the Southwest Submarket. In fact, all but one of the last 21 land sales that have occurred since 1994 in Juarez were situated in the Southeast Submarket. This is primarily due to the lack of vacant industrial sites in the other submarkets. All of the comparables considered in this analysis occurred in the Southeast Submarket, considered somewhat more peripheral in location and a greater distance to employment base, we have applied an upward adjustment to all of the comparables.

ACCESS/VISIBILITY
   For most industrial properties, easy access, visibility and exposure to a major arterial are helpful but are not paramount for developmental success. However, properties may differ in terms of frontage, access to a heavily traveled arterial or highway access. Values for vacant industrial land are influenced by access to highways. It is our opinion that no adjustments to the comparables are warranted.

ZONING
   Adjustments for zoning can be related to several issues, including density, site coverage (floor area ratio), other restrictions, such as open space requirements, etc. The main focus of adjustment under the zoning category would be for use restrictions. As all of the comparable sales are industrially zoned and would allow a similar industrial development as what exists on the subject site, no adjustment is warranted.

UTILITY
   The analysis of site utility considers such physical characteristics as shape, depth, frontage, plottage, corner influence, topography, zoning, the availability of utility services, and encumbrances, i.e. the overall usability of the land. The shape of a property has the potential to restrict the overall utility. The lack or presence of easements and/or restrictions must also be considered in the comparison process.

   As described previously, the subject site is rectangular in shape but has a level topography that does not affect the costs of development. All the sales have level topography, which does not increase the costs of development relative to the subject. None of the comparables have any adverse physical factors, such as flood plain, easements, encroachments, or obvious environmental problems, etc., that influenced their respective purchase prices. Like the subject,


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                                                            COST APPROACH
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   each of the comparables offer adequate shape, depth and the availability of utility services. As a result, no adjustments were applied.

DENSITY/SIZE
   The subject encompasses a 44.215 acre building site and 32.346 acres of excess land; whereas, the comparables range in size from 4.13 to 49.36 acres. Generally, the rule of quantity discount dictates that the larger the size, the smaller the price per unit, all other factors being equal. However, to a certain degree, a larger site will allow greater site flexibility in terms of design and layout and may result in lower development costs because of the economies of scale. The land comparables did not support the need for an adjustment due to variations in size. The following table illustrates the adjustments made to the land comparables.

=================================================================================================================================
     LAND COMPARABLES                                            1          2            3            4            5            6
=================================================================================================================================
Unadjusted Sale Price                                   $3,357,120   $630,000   $5,375,000   $4,390,848   $1,420,000   $3,466,500
  Property Rights Conveyed                                       0%         0%           0%           0%           0%           0%
  Financing Terms                                                0%         0%           0%           0%           0%           0%
  Condition of Sales                                             0%         0%           0%           0%           0%           0%
  Market Conditions                                            -20%       -20%         -20%         -20%         -30%         -40%
                                                        ----------   --------   ----------   ----------   ----------   ----------
Total Adjustments                                              -20%       -20%         -20%         -20%         -30%         -40%
                                                        ----------   --------   ----------   ----------   ----------   ----------
Adjusted Sale Price                                     $2,685,696   $504,000   $4,300,000   $3,512,678   $  994,000   $2,079,900
Adjusted Price/ Sq. Ft.                                 $     2.60   $   2.80   $     2.00   $     2.88   $     2.45   $     2.08

Locational & Physical Adjustments
  Location                                                      +5%        +5%         +20%           0%          +5%          +5%
  Access/Visibility                                              0%         0%           0%           0%           0%           0%
  Zoning                                                         0%         0%           0%           0%           0%           0%
  Utility                                                        0%         0%           0%           0%           0%           0%
  Density/size                                                   0%         0%           0%           0%           0%           0%
                                                        ----------   --------   ----------   ----------   ----------   ----------
Total Adjustments                                               +5%        +5%         +20%           0%          +5%          +5%
                                                        ----------   --------   ----------   ----------   ----------   ----------

FINAL ADJUSTED PRICE SQ. FT.                            $     2.73   $   2.94   $     2.40   $     2.88   $     2.57   $     2.18
---------------------------------------------------------------------------------------------------------------------------------
AVERAGE PRICE PER SQ. FT.                               $     2.67
=================================================================================================================================

   The comparable properties range from cash equivalent prices of $2.50 to $3.60 per square foot before the adjustment process. The indicated value of the subject property after making the necessary adjustments, results in a value ranging from $2.18 to $2.94 per foot, with an average of $2.67 per square foot. Sale L-4 is most similar to the subject and produced an adjusted square foot value of $2.88, very similar to the adjusted price average. Further, it is well bracketed by the other comparables.

   We have found two listings within the Juarez market which have similar economic characteristics as the subject, as they represent excess land adjacent to an existing industrial building. One is within the Southwest submarket, adjacent to the Hasbro building. It is available for $3.50 per square foot. The other is in the Northwest submarket, adjacent to the Carpenter building. It is available for $3.00 per square foot. These available sites suggest a market value around $3.00 per square foot.

   We have estimated the subject's market value of $2.90 per square foot for both subject sites. This is only slightly above the average adjusted square foot price and considers most


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                                                            COST APPROACH
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   weight was given to the adjusted sale price of Sale L-4. Based upon the subject's highest and best use, it is our opinion the aggregate value of the subject sites are calculated as follows:

   BUILDING SITE - 44.215 ACRES


   1,926,000 Square Feet x $2.90/Square Feet =            $5,585,400
                                          Rounded         $5,590,000

   EXCESS LAND - 32.346 ACRES

   1,409,000 Square Feet x $2.90/Square Feet =            $4,086,100
                                          Rounded         $4,090,000


   The excess land value will also be added to the value conclusions within the Sales Comparison and Income approaches.

COST OF IMPROVEMENTS
   The subject improvements were evaluated in terms of type of construction, design, and building materials to arrive at an estimate of replacement cost. The cost estimate is inclusive of indirect costs such as architectural and engineering fees, legal fees, inspection fees and closing costs, administrative overhead, the contractor's overhead and profit, as well as the developer's entrepreneurial profit. All direct costs for the base structure and tenant improvements, and the following indirect costs:

   1. Plans, specifications, site improvements, and building permits, including working engineers' and architects' fees;
   2. Normal fees and interest on funds during the construction period;
   3. Sales taxes on materials; and
   4. Contractor's overhead and profit that includes workmen's compensation, fire and liability insurance, unemployment insurance, etc.

   Our estimate of replacement cost new for the subject improvements is based on information provided by local developers, general contractors and internal information obtained by Cushman & Wakefield/GCI on recently constructed industrial projects. The interviews with the developers and general contractors included an itemized discussion of the applicable costs associated with developing the respective project. Additional consideration for soft costs not considered in the budget included administrative and legal.

   Because of the high cost of funds associated with lending institutions in Mexico, that few developer's have access to construction financing, that U.S. financing in Mexico is well below their internal lending institutional levels and that many developers build with cash, construction interest costs were not considered in the analysis.

   Because of similarities in tenants, builders and construction material costs throughout the Frontier communities, recently constructed facilities from the city of Chihuahua, also in the state of Chihuahua, and Hermosillo, in the state of Sonora, was considered. A summary of these recent construction projects are summarized:


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                                                            COST APPROACH
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=================================================================================================================================
                                                                BUILDING              BUILDING        SIZE/     COST/
     LOCATION                     TENANT/BUILDER               DESCRIPTION              COST         SQ. FT.   SQ. FT.
=================================================================================================================================
Slavarcar Corridor                Nationwide                10% office, 30' clear,     $1,250,000    50,000    $25.00
Juarez, Chihuahua                 Processing                AC/Evap

Bermudas Ind. Park                N/A                       10% office, 30' clear,     $2,300,000   100,000    $23.00
Juarez, Chihuahua                                           AC/Evap
Sin Tierra                        Intermex                  10% office, 30' clear,     $1,150,000    50,000    $23.00
Chihuahua, Chihuahua                                        AC/Evap
C.U.M.                            McCulloch                 15% office, 22' clear,     $6,396,936   254,960    $25.09
Hermosillo, Sonora                                          AC/Evap, Mezzanine
Las Americas Ind. Park            Genesis                   Building Shell, no slab    $1,000,000    50,000    $20.00
Chihuahua, Chihuahua
Las Americas Ind. Park            SOFI                      Building Shell             $1,200,000   100,000    $12.00
Chihuahua, Chihuahua
Complejo De Industrial            John Deere                28% office, 22' clear,     $5,600,000   106,993    $52.34
Chihuahua, Chihuahua                                        AC/Evap
====================================================================================================================================


   The cost comparables suggest a direct building cost range of $23.00 to $25.09 per square foot for an industrial building with 10 to 15 percent office finish, 22 to 30 foot clear height, and AC/Evap throughout the building. A building shell, which excludes any office allocations or measurable partitions, ranges from $12.00 to $20.00 per square foot. Industrial building construction with extensive office allocation and upscale manufacturing finish amounts to $52.34 per square foot.

   The subject is equipped with an office/cafeteria finish of approximately five percent, 16 to 26 foot truss heights and standard manufacturing interior finish. The subject does have approximately 20,000 square feet of the manufacturing converted to a clean room, providing for air scrubbers in the HVAC system. This would increase a comparative cost only slightly.

   Given the subject's physical characteristics, a cost within the $23.00 to $25.09 per square foot cost for typical industrial buildings with 10 to 15 percent office finish, 22 to 30 foot clear height, and AC/Evap is appropriate for the subject. Given its comparatively large size, and reduced interior finish, we have allocated a replacement cost of $23.00 per square foot, or $20,792,000 when applied to the 904,000 square foot gross building area.

DEVELOPER'S PROFIT

   Developer's profit is difficult to measure in the Frontier communities of Mexico, due to many developer's owning the industrial park (land), build-to-suits have an additional profit percentage on either sales or leases, and developer's are typically the intended tenant of the facility. Only until the last two years were speculative buildings being constructed where developer's profit could be accurately measured, however, few developer's have access to the necessary capital to conduct this on a large scale. Currently, Security Capital is one of the only developer's conducting build-to-suits throughout the country.

   Based on recently constructed projects, developer's profit is ranging from 12 to 20 percent of total project costs. In cases where profit falls around 12 percent, the developer also has equity in the land that increases their return. However, the market has recently become more


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                                                            COST APPROACH
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competitive, requiring slight reductions in developer's profits to the range of 12 to 16 percent. Only those developers with construction financing below 12 percent or provide build-to-suit buildings that are subsequently leased at rates above $5.25 per square foot, can their yields increase above 18 percent.

   The project developer should anticipate a 12 percent profit on the total building cost, excluding land. This is at the lower end of the range, due to the comparatively large building size. The inclusion of a 12 percent developer's profit reflects the entrepreneurial profit/incentive to construct the project and is inherent in supporting the development feasibility for income producing properties.

ESTIMATE OF ACCRUED DEPRECIATION
   Accrued depreciation is the difference between the cost new of improvements and the current value of those improvements. Depreciation includes value losses in three basic categories: (1) physical deterioration, (2) functional obsolescence, and (3) external obsolescence.

   The subject improvements are estimated to have an overall economic life expectancy of approximately 45 years. Based on our observations, the effective age of the improvements is 10 years. Therefore, the remaining economic life of the improvements is 35 years. The use of the economic age-life method of estimating deterioration projects a deduction of 24.4 percent (11 years/45 years).

   Functional or external depreciation was not considered due to the nature of the building improvements and their modern design.

                         SUMMARY OF THE COST APPROACH


          Total Cost Improvement                    $20,792,000

          Plus: Developer's Profit                   +2,495,040
          Less: Accrued Depreciation (Cost only)     -5,082,489
                                                    -----------
          Depreciated Value of the Improvements     $18,204,551
          Add: Land Value
           Building Site                              5,590,000
           Excess Land                                4,090,000
                                                    -----------
          Total Property Value                      $27,884,551

          Rounded to:                               $27,900,000

   This value estimate equates to a square foot value of $30.85 and $26.32 if excess land is excluded.


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                                                  SALES COMPARISON APPROACH
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   METHODOLOGY
   In the Sales Comparison Approach, we estimated value by comparing this property with similar, recently sold properties in the Frontier communities of northern Mexico. Inherent in this approach is the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution.

   By analyzing sales that qualify as arm's-length transactions between willing and knowledgeable buyers and sellers, we can identify value and price trends. The basic steps involved in the application of this approach are as follows:

   (1) Researching recent, relevant property sales and current offerings throughout the competitive area;

   (2) Selecting and analyzing those properties considered most similar to the subject, considering changes in economic conditions that may have occurred between the sale date and the date of value, and other physical, functional or locational factors;

   (3) Identifying the sales that include favorable financing and calculate the cash equivalent price;

   (4) Reducing the sale prices to common units of comparison, such as price per square foot of building area (in this case gross leasable area);

   (5) Making appropriate adjustments between the comparable properties and the property appraised; and

   (6) Interpreting the adjusted sales data and draw a logical value conclusion.

   The most widely used and market-oriented unit of comparison for properties such as the subject is the sales price per square foot. All comparable sales were analyzed on this basis. We present on the following page a summary of the improved properties we compared with the subject property.

ANALYSIS OF SALES
   Our market investigations began with an investigation of improved sales that had occurred in the Ciudad Juarez area over the last several years. However, due to low vacancy resulting from minimal tenant turnover, that most build to suit projects have the original tenant still occupying the property and that all speculative buildings being constructed are for lease, few sales have occurred within the immediate community of Juarez. The building sales investigation was expanded to include a search of industrial sales in northern Mexico communities that also offer similar typed industrial projects, primarily Chihuahua (within the state of Chihuahua), Matamoros, and Reynosa. The criterion we used was improved sales of modern manufacturing facilities that are appropriate for maquiladora operations.


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                                                  SALES COMPARISON APPROACH
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Insert sales from Addenda


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                                                  SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

   Our search included interviews with the following brokerage firms; Enrique Portillo with Cushman & Wakefield/GCI, CB Commercial and Binswanger. We also interviewed the managers of the major industrial parks within the respective communities, the maquiladora managers of most of the property sales and industrial developers with Security Capital and Finsa.

   This sales search uncovered 12 sales and two listings within the respective communities that could be used for comparison. These sales are of typical maquiladora industrial facilities which ranged in size from 25,390 to 229,327 square feet and in effective age from new to 17 years. All, but Sale 10 and 12, are designed for single tenant occupancy. Sale 12 is a six building portfolio which was purchased by a single investor.

   One of the comparables was still under construction at the time of inspection and represent build-to-suit transactions, as do tthree other comparables. Because of the lack of improved inventory available for sale or lease, maquiladora and typical industrial users typically employ a developer to construct a facility, which they will buy upon completion. This provides the developer with a sure sale and provides the buyer with a building designed for their specific manufacturing use. Many buyers have had to default to this process due to the absence of available buildings, the lack of market knowledge, real estate surveys and individuals knowledgeable of all segments of the market.

   With respect to the overall analysis, it appears the variance in sale prices is primarily associated with the quality of the building, if the build-to-suit design created added building costs and if the building is vacant. A vacant building within these markets reflects a somewhat distressed sale that the market discounts substantially. However, it is important to address each property in terms of the conventional sequence of adjustments relative to the subject. The following analysis primarily concentrates on differences meriting adjustment.

PROPERTY RIGHTS CONVEYED
   All but Sale 10 are single tenant facilities that were vacant at the time of sale or purchased as an owner occupant and sold in fee simple. The fee simple interest of the subject is also under consideration. Sale 10 was a two tenant facility with contract lease rates at market levels. Sale 12 was six buildings purchased under a sale-leaseback agreement. A market rent equivalency adjustment is not appropriate for these two sales and no adjustment is warranted for property rights conveyed.

SELLER FINANCING/CASH EQUIVALENCY
   According to our conversations with parties familiar with the transactions, the financing for the sales were cash to the seller. No adjustment is warranted for financing.

CONDITIONS OF SALE
   We identified no special motivational conditions concerning the comparable sales. Therefore, in our opinion, no adjustments are warranted for special motivational conditions.

TIME (MARKET CONDITIONS)
   Changes in market conditions may be caused by fluctuations in supply and demand, inflation, deflation or other factors. Market conditions generally change over time and,


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                                                  SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

   therefore, changes in market conditions from specific past sales should be considered when making a comparative analysis of the property at the valuation date.

   Another consideration is for changes in economic characteristics of the community, particularly as they relate to the value of the peso. In 1995, the average exchange rate was 6.4, increasing to 7.6 in 1996, 7.9 in 1997 and increasing substantially to 9.1 in 1998. At the date of inspection, the peso was trading at 10.7 for each U.S. dollar. This change directly affects the economics of Mexican real estate and the economy. Because of the economic characteristics of the community, coupled with increased land supply at lower costs situated at the peripheral of the community, a downward adjustment for changes in market conditions was supported.

   This is further compounded by the consolidation of the REIT industry. REIT stock prices have declined substantially in the last four months and were previously a major investor in the market, with Security Capital being one of the largest. They were constructing speculative buildings in the market which reportedly they may not be able to finish or remain in an ownership position due to their high yield requirements (around 18 percent). If they vacate the market, they could provide some vacant buildings at reduced pricing to the market. Because of the economic characteristics of the community, coupled with increased land supply at lower costs situated at the peripheral of the community, a downward adjustment for changes in market conditions was supported.

OTHER

   The additional adjustments needed for the comparables are described for each property, with most involving location, condition, age/quality issues or economic characteristics. All sales will be analyzed after the adjustment for excess land, if appropriate. The chart at the end of this analysis will then summarize the comparisons.

   Sales 1, 2 and 3 are situated in the community of Chihuahua, also within the state of Chihuahua. Although considered a Frontier community, it is closer to the interior of the country than any communities where sales were included. The result is a lower labor cost, lower employee turnover and slightly lower land values. Two of the Sales, 1 and 3, produced the lowest square foot prices of the comparables. However, Sale 2, a build-to-suit produced the highest square foot price of the comparables. But this is due to the enhanced physical characteristics of the facility, rather than a superior location. These sales must be adjusted downward due to the subject's larger size. As a result of the size adjustment and given recent demand for the subject, these sales tend to appropriately bracket a market value range for the subject.

   Sales 4 and 5 are situated in Matamoros, a maquiladora community immediately south of Brownsville, Texas. Because of the smaller community and industrial market, coupled with minimal competition within the market, has caused building costs to remain above those in Juarez. As such, building sale prices are higher than those reflected in Juarez. These sales are adjusted downward as a result.

   Sales 6, 7,8 and 9 are situated in Juarez, with generally similar locational characteristics. No adjustment is necessary.


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                                                  SALES COMPARISON APPROACH
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   Sales 10 and 11 are situated in Reynosa, a maquiladora community immediately south of McAllen, Texas. Although a smaller community and industrial market, substantially increased demand has caused increased developer competition, including speculative buildings being added to this market. However, building costs remain above those in Juarez. As such, building sale prices are higher than those reflected in Juarez. These sales are adjusted downward as a result.

  Sale 1 reflects an older transaction within Chihuahua that was vacant at the time of sale. It is also one of the largest buildings in the community and reflected a building with considerable physical deterioration. The buyer subsequently remodeled the interior at considerable cost. The $17.44 per square foot price reflects the sale of a vacant building in need of remodeling. It is inferior to the subject in physical characteristics, but warrants an offsetting adjustment for the subject's larger size. As a result, only a slight upward adjustment is warranted.

  Sale 2 consists of the John Deere Cos. recently completed 107,000 square foot light assembly/distribution/office facility. This project opened in April 1997 and took about 9 months to complete. The construction cost was $5,600,000 or $52.34 per square foot, however the project had 30,000 square feet of office (28%) build-out and some specialized tenant improvements. This facility is located in the Parque De Complejo De Industrial and according to our source is located on arguably the best site within the park. The facility is situated on 77 acres, which was purchased for $3,700,000 or $1.10 per square foot. A considerable portion of the land area is excess land and could be resold. An adjustment was made to the price, however at $54.63 per square foot reflects a newer facility with no physical deterioration, has a higher office finish and generally represents a superior facility. Thus, the subject warrants a market value well below $54.63 per square foot.

  Sale 3 consists of a building totaling 92,000 square feet and is situated on 250,000 square feet of land. The initial asking price was $2,300,000,while the contracted sale price was $1,750,000, or $19.02 per square foot of building area. The building was marketed for approximately 12 months and sold in the fall of 1997. This vacant building was approximately 10 percent office build-out, fully sprinklered, had ground mounted air washers (100 percent), a cafeteria and a functional open production area. There is some added land for expansion, but its proximity to the building would make a sale difficult, therefore no excess was considered. At $19.02 per square foot, this comparable warrants similar comparison, as the inferior location is offset by its smaller size.

  Sales 4 and 5 reflect industrial building purchases of similar facilities in Matamoros. They range in price from $32.31 to $34.75 per square foot, but a downward adjustment is warranted for increased building costs in this community and their smaller size. These sales also reflect newer construction, with less physical deterioration. In summary, the subject warrants a market value well below $32.31 per square foot, as indicated by these sales.

  Sales 6, 7, 8 and 9 are situated in Juarez, with Sales 6 and 8 located within the Bermudas Industrial Park and Sale 7 within the Salvacar Corridor. Sale 6 is the listing of a 25,390 square foot industrial facility than is 17 years old and has noted functional deficiencies, including low ceiling heights and partitioned interior. All are considerably smaller buildings. At a lower price range of $25.60 per square foot, this price warrants a further downward adjustment to reflect


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                                                  SALES COMPARISON APPROACH
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  the subject's market value. Sale 7 is a new facility and Sale 8 is under construction, both build-to-suit projects where the buyer is purchasing the property upon completion of construction. Sale 9 is a 1998 sale of an owner occupied building considered superior in physical attributes to the subject. At $44.23, $31.00 and $46.54, they represent the upper range of pricing in the Juarez industrial market and warrant large downward adjustments to reflect the market value of the subject.

  Sales 10 and 11 are industrial facilities situated in Reynosa. Sale 10 is an 8 year old facility, 83,000 square foot in size and the only multitenant facility considered for comparison. It has a higher office finish and is completely air conditioned. At $50.60 per square foot, this represents the extreme upper market value of maquiladoras in the Frontier communities. Sale 11 is a new build-to-suit facility that was purchased by the tenant at construction completion. At $34.00 per square foot, a downward adjustment is made to reflect the market value of the subject.

  Sale 12 is the sale-leaseback of six industrial buildings within Juarez. The buyer's motivation was a 14.47 percent capitalization rate, which reflected a value of $36.77 per square foot. While the improvements encompass 485,126 square feet, this sale reflects a superior comparison to the subject.

SUMMARY
   Overall, Sale 1 at $17.44 represents an inferior comparison, Sale 3 at $19.02 is the only similar comparison and Sale 6 at $25.60 reflects a superior comparison. The remaining sales reflect a square foot price range of $31.00 to $54.63 reflect superior comparisons. Thus, a market value between $17.44 to $25.60 per square foot is appropriate for the subject. Discussions with industrial brokers from the respective firms previously noted indicated that this is a reliable indication of market value for the subject.

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                                                       SALES COMPARISON APPROACH
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                           IMPROVED SALES COMPARISON

       ================================================================================================
                                                                            SALES     OVERALL RATING
         COMP.                                                              PRICE      RELATIVE TO
          NO.                PROPERTY                                      PER SF*    THE SUBJECT *
       ================================================================================================
          1        Av. Miguel de Cervante No. 140                          $17.44        Inferior
                   Chihuahua, Mexico
       ------------------------------------------------------------------------------------------------
          2        Parque de Complejo de Industrial                        $54.63        Superior
                   Chihuahua, Mexico
       ------------------------------------------------------------------------------------------------
          3        Los Americas (Neilson Building)                         $19.02        Similar
                   Chihuahua, Mexico
       ------------------------------------------------------------------------------------------------
          4        NEC Av. Ohio and Av. Del Obreno                         $32.31        Superior
                   Matamoros, Mexico
       ------------------------------------------------------------------------------------------------
          5        Av. Poniente                                            $34.75        Superior
                   Matamoros, Mexico
       ------------------------------------------------------------------------------------------------
          6        Boulevard Gomez Morin                                   $25.60        Superior
                   Juarez, Mexico
       ------------------------------------------------------------------------------------------------
          7        Avenue de las Torres                                    $44.23        Superior
                   Juarez, Mexico
       ------------------------------------------------------------------------------------------------
          8        Bermudas Industrial Park                                $31.00        Superior
                   Juarez, Mexico
       ------------------------------------------------------------------------------------------------
          9        Johnson Controls                                        $46.54        Superior
                   Juarez, Mexico
       ------------------------------------------------------------------------------------------------
          10       Parque Industrial Park                                  $50.60        Superior
                   Reynosa, Mexico
       ------------------------------------------------------------------------------------------------
          11       Finsa Industrial Park                                   $34.00        Superior
                   Reynosa, Mexico
       ------------------------------------------------------------------------------------------------
          12       6 industrial buildings                                  $36.77        Superior
                   Juarez, Mexico
       ================================================================================================

       *The rating evaluation considers the net effect of all adjustments on a per unit after the exclusion of excess land

     The appraiser conducted an appraisal on the subject in May of 1998. At that time, a market value estimate of $31,130,000 and a liquidation value of $28,500,000. The market value considered a 12 to 18 month marketing period, while liquidation value considered only a six month marketing period. However, since that appraisal was conducted, a number of factors support a decline in the market value:

     1) A 25.0 percent decline in the value of the peso has occurred since the previous date of appraisal. This directly affects the value of real estate in Mexico.

     2) The world capital markets contracted substantially in October and November 1998. Although the capital markets are recovering, the contraction has still limited the number of potential purchasers (particularly REITs), increased the cost of loans (even though the prime interest rate has decreased) and made secondary markets, like Juarez, less desirable for real estate financing. Bob Burnand with Cushman & Wakefield's Financial Services Group indicated that real estate prices still remain 10 to 15 percent below those levels immediately prior to October 1998.

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                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------


     3) At the time of the initial appraisal, we could find no industrial building over 300,000 square foot building had ever been marketed, much less sold in the entire country of Mexico. Our surveys included the largest brokerage firms throughout Mexico and those specific to Juarez. Further, we also surveyed the largest industrial developers in the country, and those active in Juarez. Because of the lack of large facility transactions, a great deal of subjectivity had to be employed in the previous analysis.

     However, since the initial appraisal, the subject building has been marketed for sale. A number of investors and potential users have looked into purchasing the property. Most of the investment purchasers expressed preliminary interest in the $13,000,000 to $15,000,000 range. However, only one potential user has made an offer for the subject, allocating $18,750,000 for the real estate. This tends to suggest that the market, even after considering the devaluation of the peso and the contraction in the capital markets, is requiring a larger discount for the building size than previously expected.

     Based on the preceding analysis, an estimated value of $18.00 per square foot is considered reasonable for the subject building improvements and respective building site. We have included the estimated market value of the subject's excess land to arrive at a market value of the fee simple interest in the subject property. Therefore, the subject's total value via the sales price per square foot of building area methodology is:


      904,000 Square Feet x $18.00/Square Feet =      $ 16,272,000
      Add: Excess Land Value                           + 4,090,000
                                                      ------------
      Market Value by the Sales Comparison Approach   $ 20,362,000

      Rounded                                         $ 20,000,000


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                                                             INCOME APPROACH
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     The subject facility contains approximately 904,000 square feet. The quality of construction is considered to be average for this facility considering its age and architectural style. The subject was designed for single-tenant occupancy, specific to the current tenant's needs. Although the market has historically consisted of owner occupied buildings, speculative facilities only available for lease and build-to-suit facilities that are leased, rather than sold to the user are now prevalent in the market. Therefore, using the Income Approach can provide a reasonable estimate of market value for the subject. Below, we have discussed the process used to estimate market value.

   Properties such as the subject have been leased on a triple net basis, with the tenant paying all operating expenses. If available, the subject would lease on a triple net basis and reflect a market rental rate similar to other leased and available industrial projects in the Juarez industrial market. We, therefore, have elected to look at lease rates with triple net terms. In an effort to estimate market rent for the subject, a search was conducted of only industrial facilities which were leased or available for lease in Juarez and could provide a general indication of market rent.

     Our search uncovered 55 lease comparables that have occurred since the beginning of 1995. There are also seven speculative buildings under construction that will come available from May to December 1998 and are currently available for lease. We concentrated on leased facilities over 95,000 square feet in size for comparison. This information is shown in the Industrial Rent Comparable Summary below.


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                                                             INCOME APPROACH
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                      INDUSTRIAL RENT COMPARABLE SUMMARY

   ======================================================================================================================
                       TENANT/                     BUILDING              TERM             LEASE            ANNUAL LEASE
      COMP            LOCATION                     SIZE (SF)            (YEARS)            DATE             RATE (NNN)
   ======================================================================================================================
       1        Ademco Corporation                  150,000                5               1996                 $5.50
                Fuentas Industrial Park
   ----------------------------------------------------------------------------------------------------------------------
       2        Johnson & Johnson                   116,000                5               1996                 $6.00
                Rio Bravo Industrial Park
   ----------------------------------------------------------------------------------------------------------------------
       3        Foamex                              113,327                7               1996                 $4.40
                Bermudez Industrial Park
   ----------------------------------------------------------------------------------------------------------------------
       4        Berg Electronics                    103,000                5               1996                 $5.00
                Intermex Industrial Park
   ----------------------------------------------------------------------------------------------------------------------
       5        Alcoa Fujicura                      100,000                3               1997                 $5.00
                Neptuna Industrial Avenue
   ----------------------------------------------------------------------------------------------------------------------
       6        Vishay Intertechnology              100,000               10               1997                 $5.62
                Los Torres Industrial Avenue
   ----------------------------------------------------------------------------------------------------------------------
       7        Seven Oaks                          113,327                5               1997                 $4.60
                Omega Industrial Park
   ----------------------------------------------------------------------------------------------------------------------
       8        Vishay Intertechnology              100,000               10               1997                 $5.62
                Carte Blanca
   ----------------------------------------------------------------------------------------------------------------------
       9        Federal Mogul                       102,000               10               1997                 $5.88
                Omega Industrial Park
   ----------------------------------------------------------------------------------------------------------------------
      10        IDI (developer)                     205,000           Available          November               $5.00
                Libramiento (Aeropuerto)                                                   1998
   ----------------------------------------------------------------------------------------------------------------------
      11        Siete Robles                        113,086           Available          January                $5.30
                Omega Industrial Park                                                      1999
   ----------------------------------------------------------------------------------------------------------------------
      12        Kokopeli                            161,000           Available          January                $3.50
                Bermudez Industrial Park                                                   1999
   ----------------------------------------------------------------------------------------------------------------------
      SUBJ.     Carretera Pan Americana,            904,000              ---             January                 ---
                Aeropuerto Industrial Park                                                 1999
   ======================================================================================================================



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                                                             INCOME APPROACH
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     Trying to compare the rent comparables on a point-by-point basis to the individual subject improvements is difficult, since some are build-to-suit arrangements were the tenant provided some of the capital associated with construction. However, to the best of our knowledge, the lease rates are current and reflect the leasing activity of improved industrial properties. The subject is occupied by an owner/user. Therefore, the comparables are discussed in a general manner.

     The comparables are all smaller than the subject. However, these properties have physical amenities that are generally similar to the subject. Age, clear height and percent office build-out also vary, but the market data does not present a clear rental rate variation for these differences. As previously noted, that market has discounted the subject due to its large size.

     Rent Comparables 1, 7 and 9 are situated in the north part of the community, with close proximity to the U.S. border crossing and the community's residential base. They produced a range in rental rates from $4.60 to $5.88 per square foot. Rent Comparables 2, 4, 6 and 8 are situated in the southeast part of the community, further from the U.S. border crossing and the community's residential base, but is the area with the most industrial growth in the community. They produced a range in rental rates from $5.00 to $6.00 per square foot. Rent Comparables 3 and 5 are situated in the northeast part of the community, with close proximity to the U.S. border crossing and the community's residential base. They produced a range in rental rates from $4.40 to $5.00 per square foot. Rental Comparable 10 is the only industrial facility within the subject's industrial park, and at $5.00 per square foot, provides a typical market rate for an industrial building, with a large downward adjustment warranted due to the subject's larger size.

     A quantitative comparison of these properties with the subject property would be very subjective, particularly relating to an adjustment for the subject's large size. However, utilizing a rate similar to Rental Comparable 12's rate of $3.50, we have concluded that the subject's reasonable market rent is $3.50 per square foot.

VACANCY

     Vacancy rates in the Juarez industrial market were discussed in the Market Analysis section. Vacancy rates have increased slightly in the city and subject's submarket in the last three years, standing at 2.07 and 2.86 percent, respectively at the end of 1997. However, preliminary year end 1998 numbers show an increase of at least one percent and we expect occupancy levels will increase slightly in Juarez in the next 12 months, primarily due to the consolidations in the capital/REIT markets and the declines in global economies. Because the subject is configured for single-tenant occupancy and represents one of the largest buildings in the market, we would expect long term leases with considerable downtime between leases. Therefore, we have projected stabilized vacancy to be 7.5 percent.

EXPENSES

     We have estimated market rent on a triple net basis. Therefore, the landlord is responsible for a limited amount of expenses. These expenses are listed and discussed below.

     Management - Professional management fees were obtained from Cushman & Wakefield/GCI and Finsa. Reportedly, management fees range between 0.5 percent and 2.0 percent of effective gross income for multitenant industrial

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                                                              INCOME APPROACH
--------------------------------------------------------------------------------

          facilities and a flat fee of $75,000 to $150,000 for the management of industrial parks with 20 to 40 facilities. We assume professional management will be required in the operation of this property on a limited basis. Therefore, we estimate management expense at 1.0 percent.

     Reserves for Replacement - This item is for replacement of major building components, such as air conditioners, roofing, plumbing, etc. This expense item usually ranges between $0.02 and $0.08 per square foot of building area. We have allocated $0.05 per square foot of total building area per year, or $45,200 annually.

     Miscellaneous - This expense category includes legal and accounting services, real estate taxes and insurance costs during periods of vacancy, telephone and other expense items not included in other classifications. This expense item is estimated to be 2.0 percent of effective gross income.

   Following is an Income and Expense Summary using the above discussed income and expense items.

                          INCOME AND EXPENSE SUMMARY

   Potential Gross Income
      904,000 S.F. @ $3.50/S.F./Year                $3,164,000
      Less Vacancy (7.5%)                             -237,300
                                                    ----------
   Effective Gross Income                           $2,926,700


   Less Operating Expenses:
      Management (1%)                  $   29,267
      Reserves ($0.05/S.F.)                45,200
      Miscellaneous (2%)                   58,534
                                       ----------
   Total Operating Expenses                           -133,001
                                                    ----------
   NET OPERATING INCOME                             $2,793,699

DIRECT CAPITALIZATION

   Direct capitalization is used whereby we have assumed all the improvements are leased at a market rental rate, with the appropriate deductions for vacancy and owners expenses under net lease terms. Because some of the sales used in our analysis were owner/user properties, capitalization rates were not always available. However, those sales were capitalization rates could be obtained are summarized:


                    SUMMARY OF OVERALL CAPITALIZATION RATES
                     =========================================
                        SALE            CAPITALIZATION RATE
                     =========================================
                        I-4                   15.7%
                     -----------------------------------------
                        I-5                   14.3%
                     -----------------------------------------
                        I-10                  11.6%
                     -----------------------------------------
                        I-12                  14.5%
                     =========================================


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                                                             INCOME APPROACH
--------------------------------------------------------------------------------

     Sale I-4 reflects the purchase of a vacant building that was subsequently leased. At 15.7 percent, this reflects the appropriate overall rate for a vacant building in the Frontier communities oriented toward maquiladora occupancy. Sale I-5 produced an overall rate of 14.3 percent, based on the asking lease rate at the time of purchase. The potential tenant actually decided to purchase the facility and conducted some remodeling at their cost. The seller would have had to provide this additional cost if the buyer would have leased the facility, which would have pushed the rental rate upward. Thus, a 14.3 percent overall rate reflects the low end of the range. The buyer and seller of Sale I-10 indicated that the purchase price was above market levels. This was due to some internal motivations, which could not be confirmed, and pushed the overall rate downward. An overall rate of 11.6 percent is unrealistically low to use in capitalizing net income into value within the Mexico industrial market. Sale I-12 was the purchase of six buildings occupied by five tenants. This purchase has considerably more income stability than the subject.

   Another way of deriving overall rates is through the analysis of build-to-suit facilities, where the facility upon completion is subsequently leased to the tenant. Examples of industrial facilities currently under construction and available for lease are summarized:

                            BUILD-TO-SUIT ANALYSIS
        CONSTRUCTION COSTS, INCOME ANALYSIS AND RESULTING OVERALL RATE

                                                          BUILDING           PROJECT            APPROXIMATE         OVERALL
  COMP                PROJECT                             SIZE (SF)            COST              NET INCOME*         RATE
=============================================================================================================================
   1         Morelea, Juarez                                60,000          $2,400,000             $313,140        13.0%
-----------------------------------------------------------------------------------------------------------------------------
   2         Salvacar Industrial Park, Juarez               63,504          $2,032,128             $340,400        16.8%
-----------------------------------------------------------------------------------------------------------------------------
   3         Juan Gabriel, Juarez                           84,000          $2,772,000             $470,000        17.0%
-----------------------------------------------------------------------------------------------------------------------------
   4         Magnatec, Reynosa                             136,690          $5,640,000             $710,420        12.6%
=================================================================================================================================

  *Net income is based on asking or contract rent, market vacancy and expenses.

   Developers are obtaining overall rates of 12.6 percent to 17.0 percent on their build-to-suit projects. However, many own the industrial park and enhance their yields considerably due to a lower cost basis in the land. The average rate for the four comparables noted is 14.9 percent, versus 14.0 percent for the four sales previously noted. It can be concluded that developers are making an additional yield around 1.0 percent. It can be concluded that capitalization rates for industrial product ranges from 11.6 percent to 17.0 percent for institutional-grade properties. Given the subject's large size, we have selected an overall rate of 17.0 percent as applied below.

                             DIRECT CAPITALIZATION

       ======================================================================
          Net Operating Income                              $ 2,793,699
       ----------------------------------------------------------------------
          Divided by Overall Capitalization Rate                   17.0%
       ----------------------------------------------------------------------
          Indicated Value                                   $16,433,523
       ----------------------------------------------------------------------
          Plus: Excess Land Value                             4,090,000
       ----------------------------------------------------------------------
          Market Value by the Income Approach               $20,523,524
       ----------------------------------------------------------------------
          Rounded to:                                       $20,500,000
       ======================================================================



--------------------------------------------------------------------------------

                                  RECONCILITATION AND FINAL VALUE CONCLUSION
--------------------------------------------------------------------------------

   Value indications for the subject property by the approaches to value are indicated as follows:

   Cost Approach                                             $27,900,000
   Sales Comparison Approach                                 $20,000,000
   Income Approach                                           $20,500,000


   In the reconciliation, each approach to value is reviewed in order to determine the reliability of the data in each and to weigh that approach best represents the actions of typical users and investors in the market.

   The Cost Approach is generally a very reliable estimate of value in a stable economy and when the subject is new construction with little or no depreciation to be estimated. However, the subject property has suffered from some physical deterioration due to its physical and effective age. Regardless, the availability of cost information was reliable and land comparables provided a reliable land value estimate. Because a particular purchaser of the subject would rely less on this approach, we have given it least consideration. It is also obvious by its higher value estimate, that the market is penalizing the building for its large size and would tend to represent a form of incurable functional obsolescence that could only be measured by this market resistance.

   The Sales Comparison Approach is based on the principle of substitution, which implies that a prudent person will not pay more to buy a property than it would cost to buy a comparable substitute property. The subject property, as improved, was compared with other industrial building sales. The lack of uniformity in the market made it somewhat difficult to objectively adjust the comparables. However, their was adequate sales transactions to rely on, and their square foot prices bracketed an appropriate value indication for the subject. Based on the availability and reliability of the data, coupled with the fact that the subject would likely be purchased by an owner user, the sales comparison approach was given most emphasis in the estimation of market value.

   Given its size, the subject is less suited to an analysis by direct capitalization. However, a substantial amount of market data was available that could be relied upon. If the subject were bought and sold in the investment market, this approach is very reliable. However, given its single tenant orientation, coupled with its large size, the subject is less desirable to the investment market. Thus, we have given it secondary consideration.

   Therefore, giving most weight to the indication of value via the Sales Comparison Approach, it is our opinion that the market value of the fee simple estate in the subject property, contingent upon the assumptions inherent in this report, as of January 13, 1998, is:

                            TWENTY MILLION DOLLARS
                                  $20,000,000


--------------------------------------------------------------------------------

                                    RECONCILITATION AND FINAL VALUE CONCLUSION
--------------------------------------------------------------------------------


   MARKETING TIME

   Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. Marketing time is subsequent to the effective date of the appraisal, whereas exposure time, as defined below, is presumed to precede the effective date of the appraisal. The estimate of marketing time uses some of the same data analyzed in the process of estimating the reasonable exposure time and is not intended to be a prediction of a date of sale.

   We have concluded that a marketing period of 12 months would be required in order to sell the subject property. This reflects the marketing time exhibited by the sale which have been included. The value conclusion expressed in this report is based on the current market conditions, but the large size and length of time required to conduct due diligence would extend the marketing period to at least 12 months.

   EXPOSURE TIME

   Under paragraph 3 of the Definition of Market Value, the value estimate presumes that "...a reasonable time is allowed for exposure in the open market." Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal. We have estimated the appropriate exposure time for the subject property to be approximately 12 months.


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                                        ASSUMPTIONS AND LIMITING CONDITIONS
 -------------------------------------------------------------------------------


    Appraisal means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

    Property means the subject of the Appraisal.

    C&W means Cushman & Wakefield, Inc., or its subsidiary that issued the Appraisal.

    Appraiser(s) means the employees of C&W who prepared and signed the Appraisal.

    The Appraisal has been made subject to the following assumptions and limiting conditions:

(1) No responsibility is assumed for the legal description or for any matters that are legal in nature. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

(2) The information contained in the Appraisal or upon which the Appraisal is based, has been gathered from sources the Appraiser assumes to be reliable and accurate. The owner of the Property may have provided some of such information. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and other factual matters. The Appraisal and the opinion of value stated therein is as of the date stated in the Appraisal. Changes since that date in external and market factors can significantly affect property value.

(3) The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Possession of the appraisal, or a copy thereof, does not carry with it the right of publication. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Appraisal, C&W does not permit use of the Appraisal by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. If written permission is given by C&W to use the Appraisal, the Appraisal must be used in its entirety and only with proper written qualification as approved by C&W. No part of the appraisal or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news, sales or other media or used in any material without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

(4) The Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

(5) The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to


--------------------------------------------------------------------------------

                                         ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------


     discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

(6) The Appraiser or other person identified in the Appraisal bases the physical condition of the improvements considered by the Appraisal on visual inspection. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

(7) The projected potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has not reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others or the bona fides of actual leases. C&W suggests that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

(8) The projections of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisions for the future in terms of rental rates, expenses, and supply and demand.

(9) Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value stated in the Appraisal. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances and C&W urges that an expert in this field be employed to determine the economic impact of these matters on the opinion of value stated in the Appraisal.

(10) If the Appraisal is submitted to a lender or investor with the prior approval of C&W, such party should consider the Appraisal as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

(11) Unless otherwise stated in the appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value stated in the appraisal. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

--------------------------------------------------------------------------------

                                                CERTIFICATION OF APPRAISAL
--------------------------------------------------------------------------------

We certify that, to the best of our knowledge and belief:

    (1) Michael L. Miller, MAI, has inspected the property and prepared the report.

    (2)   The statements of fact contained in this report are true and correct.

    (3) The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

    (4) We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

    (5) Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. The appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

    (6) No one provided significant professional assistance to the persons signing this report.

    (7) Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

    (8) The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

    (9) As of the date of this report, Michael L. Miller, MAI has completed requirements of the continuing education program of the Appraisal Institute.

    (10) We have sufficient knowledge and expertise to appraise the subject property.



Michael L. Miller, MAI
Director
Valuation Advisory Services



--------------------------------------------------------------------------------

                                                                     ADDENDA
--------------------------------------------------------------------------------




                              Subject Photographs
                               Legal Description
                                Building Plans
                          Qualifications of Appraiser


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                                     -73-

                   ZENCO DE CHIHUAHUA, S.A. DE C.V. (ZENITH)
                            Carretera Pan Americana
                         Parque Industrial Aeropuerto

                             COMPARABLE LAND SALES

===================================================================================================================
  Land      Street Location, Industrial Location     Sale                     Price Per      Land        Land
  Sale         Submarket/Buyer, City, State          Date     Sale Price     Square Foot     Acres     Square Feet
===================================================================================================================
   1      Santiago Blancas, Intermex                 1997     $ 3,357,120    $  3.25         23.71      1,032,960
          SE/Hubbell Electronics
          Juarez, Chihuahua, Mexico
-------------------------------------------------------------------------------------------------------------------
   2      Avenue Zaragoza, Rio Bravo                 1997     $   630,000    $  3.50          4.13        180,000
          SE/Cambridge Realty
          Juarez, Chihuahua, Mexico

-------------------------------------------------------------------------------------------------------------------
   3      Salvacar Corridor                          1997     $ 5,375,000    $  2.50         49.36      2,150,000
          SE/Kitcher Electronics
          Juarez, Chihuahua, Mexico
-------------------------------------------------------------------------------------------------------------------
   4      Laibramiento Aeropuerto, Salvacar          1997     $ 4,390,848    $  3.60         28.00      1,219,680
          SE/Security Capital
          Juarez, Chihuahua, Mexico
-------------------------------------------------------------------------------------------------------------------
   5      Avenue Zaragoza, Rio Bravo                 1996     $ 1,420,000    $  3.50          9.31        405,736
          SE/Cambridge Realty
          Juarez, Chihuahua, Mexico

-------------------------------------------------------------------------------------------------------------------
   6      Avenue de las Torres, Intermex             1995     $ 3,466,500    $  3.46         23.00      1,001,880
          SE/Scientific Atlanta
          Juarez, Chihuahua, Mexico
-------------------------------------------------------------------------------------------------------------------
  Subj.   Carretera Pan Americana, Aeropuerto         N/A             ---       ---         44.215      1,926,000
          SW/Zenith                                                                         32.346      1,409,000
          Juarez, Chihuahua, Mexico
 ==================================================================================================================

===================================================================================================
  Land     Street Location, Industrial Location     Sale
  Sale        Submarket/Buyer, City, State          Date                    Comments
===================================================================================================
   1      Santiago Blancas, Intermex                1997       Latter 1997 transaction, purchase
          SE/Hubbell Electronics                               by Hubbel Electronics to construct
          Juarez, Chihuahua, Mexico                            owner/user industrial building
---------------------------------------------------------------------------------------------------
   2      Avenue Zaragoza, Rio Bravo                1997       Mid-1997 transaction, purchase by
          SE/Cambridge Realty                                  Cambridge Realty Partners to
          Juarez, Chihuahua, Mexico                            construction building for Lear
                                                               Corporation lease
---------------------------------------------------------------------------------------------------
   3      Salvacar Corridor                         1997       Mid-1997 transaction, purchase by
          SE/Kitcher Electronics                               Kitcher Electronics to construct
          Juarez, Chihuahua, Mexico                            owner/user building
---------------------------------------------------------------------------------------------------
   4      Laibramiento Aeropuerto, Salvacar         1997       Security Capital purchase to
          SE/Security Capital                                  construct spec industrial building
          Juarez, Chihuahua, Mexico                            for lease
---------------------------------------------------------------------------------------------------
   5      Avenue Zaragoza, Rio Bravo                1996       Mid-1996 transaction, purchase by
          SE/Cambridge Realty                                  Cambridge Realty Partners to
          Juarez, Chihuahua, Mexico                            construct building for Johnson &
                                                               Johnson lease
--------------------------------------------------------------------------------------------------
   6      Avenue de las Torres, Intermex            1995       Latter-1995 transaction, purchase
          SE/Scientific Atlanta                                by Scientific Atlanta to construct
          Juarez, Chihuahua, Mexico                            owner/user industrial building
--------------------------------------------------------------------------------------------------
 Subj.    Carretera Pan Americana, Aeropuerto        N/A       Larger site improved with Zenith
          SW/Zenith                                            owner/user facility, smaller
          Juarez, Chihuahua, Mexico                            remains unimproved.
 ==================================================================================================

                   ZENCO DE CHIHUAHUA, S.A. DE C.V. (ZENITH)
                            Carretera Pan Americana
                         Parque Industrial Aeropuerto

                           COMPARABLE BUILDING SALES

                                               SALE       BLDG. SIZE (SQ.                       PRICE    PERCENT     EFFECT.
  NO.         LOCATION/TENANT                  DATE           FT.)              SALE PRICE     SQ. FT.    FINISH      AGE
-----------------------------------------------------------------------------------------------------------------------------
   1     Av. Miguel de Cervante No. 140        March         229,327            $ 4,000,000    $17.44      15%       11 yrs.
         Chihuahua, Mexico  Vacant              1996
-----------------------------------------------------------------------------------------------------------------------------
   2     Parque de Complejo de Industrial      April         107,000            $ 9,300,000    $86.92      28%        New
         Chihuahua, Mexico  John Deere          1997                            $ 5,845,868*   $54.63*
-----------------------------------------------------------------------------------------------------------------------------
   3     Los Americas (Neilson Building)     Late-1997        92,000            $ 1,750,000    $19.02      10%       10 yrs.
         Parque Industrial Los Americas
         Chihuahua, Mexico  D&B to Am.
         Industries
-----------------------------------------------------------------------------------------------------------------------------
   4     NEC Av. Ohio and Av. Del Obreno         July         35,596            $ 1,650,000    $46.35      10%        7 yrs.
         Parque Industrial del Norte             1995                           $ 1,150,000*   $32.31*     80% AC
         Matamoros, Mexico  Daniel
         Industries
-----------------------------------------------------------------------------------------------------------------------------
   5     Av. Poniente                           January       46,960            $ 1,597,000    $34.75     100% AC     3 yrs.
         Ciudad Industrial,                      1995
         Matamoros, Mexico
         United Technologies
-----------------------------------------------------------------------------------------------------------------------------
   6     Boulevard Gomez Morin                  Available     25,390            $   650,000    $25.60      10%       17 yrs.
         Juarez, Mexico     Vacant
-----------------------------------------------------------------------------------------------------------------------------
   7     Avenue de las Torres                   February      52,000            $ 2,300,000    $44.23      10%        New
         Salvarcar Corridor                       1998
         Juarez, Mexico  National
         Processing Company
-----------------------------------------------------------------------------------------------------------------------------
   8     Bermudas Industrial Park                 June       100,000            $ 3,100,000    $31.00      10%       Under
         Juarez, Mexico  Build-to-Suit            1998
-----------------------------------------------------------------------------------------------------------------------------
   9     Southeast Submarket                    February      52,645            $ 2,450,000    $46.54      20%        7yrs.
         Juarez, Mexico  Johnson Controls         1998
-----------------------------------------------------------------------------------------------------------------------------
  10     Parque Industrial Park                   Mid-        83,000            $ 4,200,000    $50.60      15%        8 yrs
         Reynosa, Mexico Data Comp                1996
-----------------------------------------------------------------------------------------------------------------------------
  11     Finsa Industrial Park                     June       50,000            $ 1,700,000    $34.00      10%        New
         Reynosa, Mexico    AMMEX                  1998
-----------------------------------------------------------------------------------------------------------------------------
  12     6 Industrial Buildings                 November     485,126            $17,840,000    $36.77      15%        5-10 yr
         Juarez, Mexico  A.O. Smith,               1998
         Mannesmann, American Yazaky,
         Johnson Matthey, Thomson
-----------------------------------------------------------------------------------------------------------------------------
 Subj.   Carretera Pan Americana,                  ---       904,000                 ---        ---         5%       10 yrs
         Aeropuerto Industrial Park
         Juarez, Mexico     Zenith
=============================================================================================================================

  NO.         LOCATION/TENANT                    OCCUPANCY                   COMMENTS
--------------------------------------------------------------------------------------------------------
  1      Av. Miguel de Cervante No. 140           Vacant            Distressed sale of vacant building
         Chihuahua, Mexico  Vacant

  2      Parque de Complejo de Industrial       Owner-occupant      77 acre site purchased for $3.7M,
         Chihuahua, Mexico  John Deere                              Build-to-suit for owner/tenant

   3     Los Americas (Neilson Building)        Owner-occupant      Asking price was $2,100,000, 12
         Parque Industrial Los Americas                             month marketing period, 250,000 SF
         Chihuahua, Mexico  D&B to Am.                              site, sprinklered, cafeteria
         Industries

   4     NEC Av. Ohio and Av. Del Obreno           Investor        9.14 acres of excess land, masonry
         Parque Industrial del Norte                               bldg., good condition
         Matamoros, Mexico  Daniel
         Industries

   5     Av. Poniente                           Owner-occupant     Buyer offered $0.44/SF/Mo. Lease
         Ciudad Industrial,                                        prior to purchase, masonry/metal
         Matamoros, Mexico                                         constr.
         United Technologies

   6     Boulevard Gomez Morin                      Vacant         Brick and concrete building with
         Juarez, Mexico     Vacant                                 10' clear. Functional deficiencies
                                                                   noted


   7     Avenue de las Torres                   Owner-occupant     Evap. Warehouse, Restra walls, tin
         Salvarcar Corridor                                        roof, 2 docks, Build-to-suit for
         Juarez, Mexico  National                                  owner/ tenant
         Processing Company


   8     Bermudas Industrial Park               Owner-occupant      Build-to-suit for owner/tenant;
         Juarez, Mexico  Build-to-Suit                              not completed at inspection

   9     Southeast Submarket                    Owner-occupant      Tilt and masonry, B-U roof,
         Juarez, Mexico  Johnson Controls                           manufacturing bldg.

  10     Parque Industrial Park                     100%            2-tenant bldg., 26,900 SF recently
         Reynosa, Mexico Data Comp                   68%**          vacated; $0.52 avg. lease rate; OAR
                                                   11.6%

  11     Finsa Industrial Park                  Owner-occupant       Build-to-suit for owner/tenant;
         Reynosa, Mexico    AMMEX                                    not completed at inspection

  12     6 Industrial Buildings                 Owner-occupants      Sale-leaseback of a 6 building
         Juarez, Mexico  A.O. Smith,                                 portfolio to a single buyer
         Mannesmann, American Yazaky,
         Johnson Matthey, Thomson

 Subj.   Carretera Pan Americana,               Owner-occupant       Build-to-suit for owner/tenant,
         Aeropuerto Industrial Park                                  excess land
         Juarez, Mexico     Zenith
=========================================================================================================================

*  Adjusted to reflect exclusion of excess land     ** Current occupancy

STATE OF CHIHUAHUA

     Important factors to the state of Chihuahua are employment growth, which provides expansion and new entry of the industrial manufacturing companies which operate maquiladoras. On the following chart we have outlined the employment for the State for the 24-month period from, January 1996 to December 1997.

                              STATE OF CHIHUAHUA
                           INDICATORS OF EMPLOYMENT
                                  1996 - 1997

     ZONES           JAN.     FEB.     MARCH    APRIL     MAY     JUNE     JULY     AUG.     SEPT.    OCT.     NOV.     DEC.
      1996
    PERMANENT       511,250  517,072  520,770  524,011  528,010  534,060  536,506  543,956  552,074  565,107  565,445  562,533
    EVENTUAL         19,255   20,886   19,067   16,806   17,281   19,284   21,253   21,421   21,668   23,487   29,293   32,459
    TOTAL           530,505  537,958  539,837  540,817  545,219  553,334  557,759  565,377  573,742  588,594  594,738  594,992

      1997
    PERMANENT       558,758  570,808  573,375  580,125  586,595  588,088     N/AV  596,544  604,436  617,428  620,799  615,071
    EVENTUAL         27,813   24,893   23,803   26,904   29,144   29,394     N/AV     N/AP     N/AP     N/AP     N/AP     N/AP
    TOTAL           586,571  595,701  597,178  607,029  615,739  617,482     N/AV     N/AP     N/AP     N/AP     N/AP     N/AP

    ZONES           VARIATION
                        %
    1996
   PERMANENT           9.4
   EVENTUAL           76.1
   TOTAL              11.7

     1997
   PERMANENT           9.3
   EVENTUAL           N/AP
   TOTAL              N/AP

Eventual: Excludes the seasonally insured of the country. N/AP: Does not apply. N/AV: Not available.
Source: Instituto Mexicano del Seguro Social (IMSS); Mexican Social Security
        Institute

                           [BAR CHART APPEARS HERE]